Exhibit 99.6

FEDERAL DEPOSIT INSURANCE CORPORATION

Washington, D.C. 20429

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934

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Notice of

2017 Annual Meeting of Shareholders

and Proxy Statement

400 North Federal Highway

Pompano Beach, Florida 33062

TABLE OF CONTENTS

Letter to Shareholders

Notice of Annual Meeting of Shareholders

Proxy Statement

Information Concerning Solicitation and Voting Your Shares	3
Security Ownership of Certain Beneficial Owners and Management	5
Proposal 1 – Election of Directors	6
Board and Committee Membership	9
Corporate Governance	12
Executive Officers	14
Information About Executive Compensation	14
Transactions with Management and Related Persons	24
Proposal 2 – Approval of Stonegate Bank 2017 Omnibus Equity and Incentive Plan	25
Audit Committee Report	32
Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm	33
Audit Fees and Related Matters	33
Shareholder Proposals	34
Section 16(a) Beneficial Ownership Reporting Compliance	34
Director Nominations	34
Annual Report	35
Householding	35
Annex A – Stonegate Bank 2017 Omnibus Equity and Incentive Plan	36

400 North Federal Highway

Pompano Beach, FL 33062

(954) 315-5500

April 17, 2017

Dear Stonegate Shareholder:

Last year was a very exciting year for Stonegate Bank and this year continues to prove exciting as well. During 2016 we announced two community bank acquisitions and closed on one during the third quarter. We acquired Regent Bancorp, Inc. and its wholly owned subsidiary Regent Bank in September, 2016. This acquisition expanded our presence in Broward County and added another office to our Palm Beach franchise with approximately $268 million in loans and $296 million in deposits. Further, we were pleased in 2016 to announce the signing of a definitive agreement to acquire Insignia Bank in Sarasota. This acquisition closed on March 7, 2017 and made Stonegate the number one community bank by deposit market share in Sarasota County. Some other highlights from 2016 to mention are:

•	Earnings per share increased to $2.19 from $1.99, an increase of 10%

•	Loan portfolio grew organically approximately $169 million, or 9%

•	Total assets at the end of the year were $2.9 billion

During June 2016 we became a credit card issuer with the rollout of personal cards that were Cuba-enabled. This was greeted with great success and in July we began issuing corporate credit cards and purchasing cards. We ended 2016 with $719,000 in outstanding balances and spent about $500,000 in getting this program up and running, but we are positioned well to continue to grow this business and make it profitable in the very near future.

Perhaps the most exciting news as a shareholder was the recent announcement regarding the signing of a definitive agreement with Home Bancshares, Inc., where Stonegate would be acquired by Home Bancshares, Inc. and its wholly owned subsidiary Centennial Bank. We truly believe that this is a tremendous opportunity for our shareholders. The combined company will have approximately $13.5 billion in assets and will be the third largest community bank in Florida. Home Bancshares, Inc. is a high performing franchise with an operating philosophy and customer focus similar to that of Stonegate. You will hear more about this in the future but we are excited about the combination of two top performing banks.

On behalf of the Board of Directors and our talented group of bankers, I thank you as our valued shareholder for all of your support through the years and want you to know that we will continue to pursue the level of performance that has made Stonegate a successful organization.

Kindest regards,

David Seleski

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

BUSINESS

(1)    Vote on nine nominees for election to the Board of Directors;

(2)    Approve the Stonegate Bank 2017 Omnibus Equity and Incentive Plan.

(3)    Ask for ratification of the appointment of Crowe Horwath LLP as our independent registered certified public accounting firm for the current fiscal year; and

(4)    Transact other business properly coming before the meeting or any postponement or adjournment of the meeting.

RECORD DATE

Shareholders owning Stonegate Bank shares at the close of business on April 5, 2017, are entitled to notice of, attend, and vote at the meeting. A list of these shareholders will be available at the Annual Meeting and for 10 days before the Annual Meeting between the hours of 9 a.m. and 5 p.m., Eastern Time, at our principal executive offices at 400 North Federal Highway, Pompano Beach, Florida 33062.

TIME

2:00 p.m., local time, May 31, 2017

PLACE

Lighthouse Point Yacht Club

2701 Northeast 42nd Street

Lighthouse Point, Florida 33064

VOTING

Even if you plan to attend the meeting in Lighthouse Point, Florida, please provide us your voting instructions in one of the following ways as soon as possible:

  Use the Internet address on the Notice of Internet Availability of Proxy Materials or the proxy card;

  Use the toll-free number on the proxy card, if you received one. You can also find the toll-free number to vote your shares when you access the Internet address on the Notice of Internet Availability of Proxy Materials; or

 Mark, sign, and date the proxy card and return in the enclosed postage-paid envelope. This option is available only to those shareowners who have received a paper copy of a proxy card by mail.

By Order of the Board of Directors

John Tomlinson

Chairman of the Board

Pompano Beach, Florida

April 17, 2017

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 31, 2017. The Proxy Statement and the Annual Report are available at: www.proxyvote.com.

PROXY STATEMENT SUMMARY

Proposals to be Voted On

	For More Information	Board Recommendation
Proposal 1: Election of nine directors	Page 6	☑ For Each Nominee

Proposal 2: Approval of the Stonegate Bank 2017 Omnibus Equity and Incentive Plan	Page 25	☑ For

Proposal 3: Ratification of appointment of independent registered public accountants	Page 33	☑ For

You may cast your vote in any of the following ways:

Internet	Phone	Mail	In Person
Visit www.ProxyVote.com. You will need the 16-digit number included in your proxy card, voter instruction form or notice.	Call 1-800-690-6903 or the number on your voter instruction form. You will need the 16-digit number included in your proxy card, voter instruction form or notice.	Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.	See below regarding voting in person.

Stonegate Bank | Notice of Annual Meeting and Proxy Statement        1

Fiscal Year 2016 Performance

2016 was another outstanding year for Stonegate Bank. Strong organic loan growth of approximately $169.0 million, coupled with the $245.0 million in loans acquired from Regent Bank, resulted in total assets of $2.90 billion as of December 31, 2016. On the liability side, deposits increased to $2.45 billion as of December 31, 2016. Stonegate remains a well-capitalized bank with a total risk-based capital ratio of 12.13% as of December 31, 2016. We earned a net profit of $28.9 million, or $2.19 per share, in 2016 compared to a net profit of $25.2 million, or $1.99 per share, in 2015.

On Mach 27, 2017 we announced the signing of definitive with Home BancShares, Inc., the parent company of Centennial Bank, whereby Stonegate will be merged with and into Centennial Bank. Information regarding this transaction can be found on our website www.stonegatebank.com. Additionally, within the coming months we will provide information regarding the special shareholder meeting to be held to vote on this proposed merger.

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INFORMATION CONCERNING SOLICITATION AND VOTING YOUR SHARES

Introduction

We are providing these Proxy Materials on behalf of the Board of Directors of Stonegate Bank for use at our 2017 Annual Meeting of Shareholders (the “Annual Meeting”) for the purposes set forth below and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Lighthouse Point Yacht Club, located at 2701 Northeast 42nd Street, Lighthouse Point, Florida 33064, at 2:00 p.m. local time, on Thursday, May 31, 2017.

We are pleased to be using the U.S. Securities and Exchange Commission and FDIC rules that allow publicly held banks to furnish Proxy Materials via the Internet. As a result, we are mailing to our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of the Proxy Materials. All shareholders receiving this notice will have the ability to access the Proxy Materials over the Internet and may request to receive a paper copy of the Proxy Materials by mail, if so desired.

As used in this Proxy Statement, the terms “Bank”, “Stonegate”, “us”, “we”, and “our”, refer to Stonegate Bank, and, where appropriate, Stonegate Bank and its subsidiaries. The term “Common Stock” means shares of our Common Stock, par value $5.00 per share.

Shareholders Entitled to Notice and to Vote; Quorum

Only shareholders of record of our Common Stock at the close of business on April 5, 2017, which the Board of Directors has set as the record date, will be entitled to vote at the Annual Meeting. As of the record date, there were 15,303,888 shares of Common Stock outstanding and entitled to vote at the Annual Meeting held by approximately 661 shareholders of record. Each shareholder of record of Common Stock on the record date will be entitled to one vote for each share held on all matters to be voted on at the Annual Meeting. There are no cumulative voting rights in the election of directors.

The presence in person or by proxy of a majority of the shares entitled to vote is necessary to constitute a quorum at the Annual Meeting. The shares of Common Stock represented by properly executed Proxy Cards or properly authenticated voting instructions recorded electronically through the Internet or by telephone, will be counted for purposes of determining the presence of a quorum at the Annual Meeting. Abstentions and broker non-votes both will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Distinction between Holding Shares as a Shareholder of Record and as a Beneficial Owner

Some of our shareholders hold their shares through a broker, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

•	Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., then you are considered the “shareholder of record” with respect to those shares. As the shareholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

•	Beneficial Owner. If your shares are held in a brokerage account, by a trustee, or by another nominee, then you are considered the “beneficial owner” of those shares. As the beneficial owner, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee, or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Stonegate Bank | Notice of Annual Meeting and Proxy Statement        3

If you are not a shareholder of record, please understand that we do not know that you are a shareholder or the number of shares you own.

Voting Deadline

If you are a shareholder of record on the record date, then your proxy must be received no later than 11:59 p.m. on Tuesday, May 30, 2017 (the day before the Annual Meeting), to be counted. If you beneficially own your shares through a broker, trustee, or other nominee, please follow their instructions in determining the deadline for submitting your proxy.

Voting Without Attending the Annual Meeting

Whether you hold shares directly as a shareholder of record or beneficially through a broker, trustee, or other nominee, you may direct how your shares are voted without attending the Annual Meeting. You may give voting instructions by the Internet, by telephone, or by mail. Instructions on how to vote your shares can be found on the Notice of Internet Availability of Proxy Materials. The individuals named as proxies will vote all properly executed proxies that are delivered in response to this solicitation, and not later revoked, in accordance with the instructions given by each shareholder.

Voting In Person

Shares held in your name as the shareholder of record on the record date may be voted in person at the Annual Meeting. Shares for which you are the beneficial owner but not the shareholder of record may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee, or other nominee that holds your shares. Even if you plan to attend the Annual Meeting, we recommend that you vote by proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. Votes that you cast in person will supersede any previous votes that you submitted, whether by Internet, telephone, or mail.

Voting Requirements

The Annual Meeting is being held to (1) elect our Board of Directors, (2) approve the Stonegate Bank 2017 Omnibus Equity and Incentive Plan, (3) ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, and (4) transact such other or further business as may properly come before the Annual Meeting and any adjournment or postponement thereof. None of the proposals create dissenters’ or appraisal rights.

Our Board of Directors recommends that you vote your shares FOR each of the nominees for election to the Board of Directors, FOR the approval of the Stonegate Bank 2017 Omnibus Equity and Incentive Plan and FOR the ratification of the appointment of our independent registered public accounting firm.

Our Bylaws provide that directors are elected by a plurality of the votes cast, meaning the nominees who receive the most votes “FOR” election to the Board based on the number of open seats on the board to be filled, will be elected.

Approval of the Stonegate Bank 2017 Omnibus Equity and Incentive Plan (Proposal 2) and the ratification of our appointment of our independent registered public accounting firm (Proposal 3) will be approved if the affirmative votes cast by shareholders present, or represented, at the Annual Meeting and entitled to vote on the matter exceed the votes cast in opposition.

Abstentions and broker non-votes are not treated as votes “cast” and thus have no effect on any of the Proposals.

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Treatment of Voting Instructions

If you provide specific voting instructions, your shares will be voted as instructed.

If you hold shares as the shareholder of record and sign and return a Proxy Card or vote by Internet or telephone without giving specific voting instructions, then your shares will be voted FOR of each of the nominees for election to the Board of Directors as set forth in Proposal 1, FOR the approval of the 2017 Stonegate Bank Omnibus Equity and Incentive Plan as set forth in Proposal 2 and FOR the ratification of the appointment of our independent registered public accounting firm as set forth in Proposal 3.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, and you do not give instructions to that nominee on how you want your shares voted, your nominee may vote your shares on certain “routine” matters. At the Annual Meeting, only Proposal 3 is considered “routine,” which means that your broker, trustee, or other nominee may vote your shares on Proposal 3 if you do not timely provide instructions on how to vote your shares.

If your broker, trustee, or other nominee that is entitled to vote your shares leaves those shares unvoted, it is called a “broker non-vote.” A broker non-vote will be treated as unvoted for purposes of determining approval for the proposal and will have the effect of neither a vote for nor a vote against the proposal. If you are the beneficial owner of shares held through a broker, trustee, or other nominee, and that nominee does not have discretion to vote your shares on a particular proposal and you do not give your broker instructions on how to vote your shares, then the votes will be considered broker non-votes.

The persons identified as having the authority to vote the proxies granted by the Proxy Card will also have discretionary authority to vote, in their discretion, to the extent permitted by applicable law, on such other business that may properly come before the Annual Meeting and any postponement or adjournment. Our Board of Directors is not aware of any other matters that are likely to be brought before the Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, including a proposal to adjourn or postpone the Annual Meeting to permit us to solicit additional proxies in favor of any proposal, the persons named in the Proxy Card will vote on such matter in their own discretion.

Revocability of Proxies

A shareholder of record who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting a duly executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you must follow the specific instructions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you have already provided to your broker, trustee, or other nominee.

Costs of Proxy Solicitation

Proxies will be solicited from our shareholders by mail. We will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy materials to beneficial owners. We may hire a proxy solicitor to assist in the distribution and solicitation of proxies. In the event we engage a proxy solicitor, we estimate the fee would be approximately $10,000, plus reasonable expenses. It is possible that our directors, officers and other employees may make further solicitations personally or by telephone, facsimile, mail, or e-mail. Our directors, officers and other employees will receive no additional compensation for any such further solicitations.

Shareholder Voting Results

We will announce preliminary voting results at the Annual Meeting and publish preliminary, and, if available, final voting results in a current report on Form 8-K filed with the FDIC within four business days after the Annual Meeting.

Stonegate Bank | Notice of Annual Meeting and Proxy Statement        5

PROPOSAL 1

ELECTION OF DIRECTORS

Director Nominees

Our Board of Directors currently consists of nine directors. The Corporate Governance Committee of the Board of Directors has nominated, and the Board of Directors has approved, the following nine director nominees for election at the Annual Meeting. Each director to be elected will hold office until the next annual election by shareholders and until his or her successor is elected and qualified, or until the earlier of such director’s death, resignation, or removal. There are no familial relationships among any of the directors or the nominees, nor is there any understanding between any director or nominee and any other person pursuant to which the director or nominee was nominated.

Name	Age	Principal Occupation
William J. Gallo(2)	69	Architecture, interior design and consulting
Jeffrey Holding(1)(3)	55	Real estate leasing and sales
Bruce Keir	63	Former bank executive
Jeff Nudelman(3)(4)	55	Private investor and management consultant
Ariel I. Pereda	36	Business consulting
Lawrence Seidman(3)(4)	68	Investor
David Seleski(4)	51	President and Chief Executive Officer of Stonegate Bank
Glenn Straub(1)(2)	49	Real estate development
John Tomlinson(1)(2)(3)(4)	68	Public accounting

(1)Member of the Compensation Committee

(2)Member of the Audit Committee

(3)Member of the Corporate Governance Committee

(4)Member of the Executive Committee

Information Concerning the Nominees and Directors

The following paragraphs provide information (all positions he or she holds with us, his or her principal occupation and business experience for the past five years, and names of other publicly held companies for which he or she serves as a director or has served as a director during the past five years), as of the date of this Proxy Statement, about each director nominee. While the following paragraphs note certain individual qualifications and skills of our director nominees that contribute to the Board of Director’s effectiveness as a whole, we also believe that all of our director nominees have a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated strong leadership skills, business acumen and an ability to exercise sound judgment, as well as a commitment of service to our shareholders. All directors are elected annually for one-year terms.

William J. Gallo was appointed to the Board of Directors of Stonegate Bank in 2014. He was formerly a Director of the acquired Florida Shores Bank – Southeast, where he served as a Director since 2008. Mr. Gallo is Chairman and CEO of Gallo Herbert Architects, an architecture, interior design and consulting firm, and is Executive Vice President of JWR Construction Services, Inc., a general contracting and construction management company. He is NCARB certified and registered in Florida, New York, Georgia, Massachusetts, New Jersey, District of Columbia, Delaware, Pennsylvania and South Carolina. He holds a Bachelor of Architecture degree from The Pratt Institute in New York and a Master of Architecture degree from The Harvard University Graduate School of Design in Cambridge, Massachusetts. Mr. Gallo was previously a professor at Spring Garden College in Chestnut Hill, Pennsylvania. After his professorship, he founded his own architecture & construction consulting firm with offices in Philadelphia, Pennsylvania; Atlantic City, New Jersey; and Tampa, Florida. In 1985, his firm was purchased by a NYSE-listed financial institution. During that time Mr. Gallo served as Chief Operating Officer of a fixed asset management subsidiary of the financial institution and reported directly to the Board of Directors. In

6        Stonegate Bank | Notice of Annual Meeting and Proxy Statement

1988, Mr. Gallo reestablished his design, build and development firm in Fort Lauderdale, Florida, which is today still his business enterprise. He serves on numerous local boards and Chairs the Dean’s Advisory Council for the Nova Southeastern University Oceanographic Center as well as the Broward County Historic Preservation Board. We believe Mr. Gallo’s qualifications to sit on our Board include his operational and financial expertise gained from the successful operation of his own business.

Jeffrey Holding has served as director of Stonegate Bank since its inception. Mr. Holding is currently Executive Director for Cushman & Wakefield in the Fort Lauderdale office. Mr. Holding began his real estate career in 1986 with Regency Realty Group where he specialized in office leasing and sales. In 1995, Mr. Holding joined Koll Management Services, Inc. as its licensed broker for Florida and was responsible for overseeing the leasing of the company’s third-party portfolio in South Florida. Upon the completion of the CB Commercial/Koll Management Services, Inc. merger at the end of 1997, he was elevated to Senior Director responsible for managing the Asset Services division in South Florida for CB Richard Ellis. Mr. Holding remained at CBRE, most recently as Senior Vice President, until his recent transition to Cushman & Wakefield in January 2016. Mr. Holding earned a Bachelor of Science degree in Business/Marketing and an MBA with an emphasis in finance from the University of Florida. We believe Mr. Holding’s qualifications to sit on our Board include his knowledge and expertise in the Florida commercial real estate marked gained from his over 30 years of experience.

Bruce Keir was appointed as a director of Stonegate Bank in 2015. Mr. Keir founded and served on the Board of Directors of Community Bank of Broward where he was President and Chief Executive Officer from 2002 until the merger with Stonegate Bank in 2015. Mr. Keir continued his service with Stonegate Bank as the Market President for Broward County until his retirement in 2016. Prior to that, Mr. Keir was involved in various banking organizations beginning with Barnett Bank in 1977. Mr. Keir is a graduate of Rollins College with a B.A. in Economics in 1975 and an MBA in 1977. He is also a graduate from the School of Banking of the South at Louisiana State University. He has been a member of numerous Rotary clubs in Florida, the most recent one in Weston, where he has been a member since 1992. We believe Mr. Keir’s qualifications to sit on our Board include his nearly four decades of experience in banking and his executive leadership and management experience gained as the former Chief Executive Officer of Community Bank of Broward.

Ariel I. Pereda was appointed as a director of Stonegate Bank in May 2016. Mr. Pereda is the founder of Pereda & Associates Corporation (d/b/a PM Strategies), which is a full-service business development firm specializing in providing strategic advice, consulting and planning to emerging growth companies in the energy, technology, food and beverage, communications, and information services markets. Mr. Pereda and his company also regularly work with and advise companies doing business or seeking to do business in Cuba. Mr. Pereda has also been involved with several political campaigns and has served as a member of the Republican National Committee Hispanic Advisory Board and the Republican Party of Florida Hispanic Advisory Board. Mr. Pereda is also a benefactor of Best Buddies International, the world’s largest organization dedicated to ending the social, physical and economic isolation of people with intellectual and developmental disabilities. We believe Mr. Pereda’s qualifications to sit on our Board include his business experience and his unique experience in consulting on matters related to doing business in Cuba.

Jeff Nudelman is a founding director of Stonegate Bank since its inception. Mr. Nudelman is one of Florida’s leading independent building material suppliers as well as a highly successful developer and builder of residential and multi-family properties throughout Florida. Mr. Nudelman founded Stuart Lumber Company in 1984 and built it into one of Florida’s largest independent lumber distribution companies, selling it in 2000. He has owned and managed industrial properties throughout Florida since 1989. Mr. Nudelman re-entered the building supply market in 2012 founding Stuart Building Products. This company is now one of the leading independent suppliers of building materials in Southeast and Southwest Florida. Mr. Nudelman holds a degree in Finance from the University of Florida. He is also a member of the Real Estate Advisory Board of the University of Florida, College of Business. We believe Mr. Nudelman’s qualifications to sit on our Board include his operational and financial expertise gained from the successful operation of his own business and his knowledge and expertise of the Florida real estate markets.

Lawrence Seidman joined the Board of Directors of Stonegate Bank in 2009. Mr. Seidman is the manager and President of various investment vehicles, principally involved in the purchase and sale of publicly traded bank and thrift stocks. From 1991 to 2005, he was also a consultant, President and General Counsel to Menlo Acquisition

Stonegate Bank | Notice of Annual Meeting and Proxy Statement        7

Corporation, a holding company for an environmental consulting and remediation company, and a laboratory company. Prior to 1989, Mr. Seidman was an attorney with the Securities and Exchange Commission, an associate in two law firms and the founding member and principal shareholder of his own law firm. From 2007 to 2014, until Center Bancorp, Inc. was merged with ConnectOne Bank, Mr. Seidman served on the Board of Directors of Center Bancorp, Inc. and its banking subsidiary, Union Center National Bank. From 2014 to January 2016, Mr. Seidman served on the Board of Directors of Naugatuck Valley Financial Corporation and its banking subsidiary, Naugatuck Valley Savings and Loan. From February 2016 to present, Mr. Seidman has served on the Board of Directors of ASB Bancorp, Inc. and its banking subsidiary, Asheville Savings Bank. Mr. Seidman has been the founder and President of the Israel Sports Exchange from 1990 to present, a Trustee of the YM-YWHA of North Jersey to present and a member of the Board of Directors of Shomrei Torah 1986-1992. He graduated from Saint Peter’s College in 1969 with a Bachelor of Science degree in Business and received his J.D. from the Washington College of Law in 1973. We believe Mr. Seidman’s qualifications to sit on our Board include his extensive service on the board of directors of several community banks and his public company expertise gained through his prior service as an attorney for the U.S. Securities and Exchange Commission.

David Seleski has served as director of Stonegate Bank since its inception. Mr. Seleski also serves as our President and Chief Executive Officer. From 2002 to 2004, he served as the President and Chief Executive Officer of the Southeast Florida division of Florida Bank. From 1999 until 2002, he served as regional manager of private banking for SouthTrust Bank of South Florida, where he established the private banking division. From 1998 until 1999, he served as vice president and manager of private banking for SunTrust Bank for Miami Beach and Bal Harbour, Florida. From 1992 until 1998, Mr. Seleski was with Compass Bank, where he ultimately managed five branch offices with assets totaling more than $250 million. He served as a commercial lender for Enterprise National Bank in Palm Beach Gardens from 1991 through 1992. He began his banking career with Southeast Bank from 1989 until 1991 in West Palm Beach and Fort Lauderdale, Florida where he received his formal credit training and served as a credit analyst and later as a commercial lending officer. He received his Bachelor of Arts degree from the University of Florida and performed graduate work at the University of Virginia. Mr. Seleski served on the FDIC Advisory Community Bank Board from 2013 to 2016. We believe Mr. Seleski’s qualifications to sit on our Board include his more than 28 years of banking experience, including more than 12 years as our President and Chief Executive Officer.

Glenn Straub joined the Board of Directors of Stonegate Bank in 2006. Mr. Straub is the President of S. Monarch Holdings, LLC in Palm Beach Gardens, Florida. This company is a diversified investment company involved in the commercial real estate, restaurant and financial service sectors. Mr. Straub received a bachelor’s degree in finance from Boston College in 1988. We believe Mr. Straub’s qualifications to sit on our Board include his operational, real estate and financial expertise gained from his service as the President of S. Monarch Holdings, LLC.

John Tomlinson currently serves as the Chairman of the Board of Directors and has served as a director of Stonegate Bank since its inception. Mr. Tomlinson is the founder of John L. Tomlinson CPA, P.A., an accounting firm in Fort Lauderdale, Florida that was established in 1990. In 1988, he was one of the founding Directors of Gateway American Bank of Florida, serving on the Audit and Loan Committees. He is a graduate of the University of Florida with a Bachelor of Arts in Political Science, Florida Atlantic University with a Bachelor of Science in Business Administration and a Master of Science in accounting from the University of Miami. We believe Mr. Tomlinson’s qualifications to sit on our Board include his over 29 years of experience in banking and his operational and financial expertise gained from the successful operation of his certified public accounting firm.

The Board of Directors unanimously recommends a vote “FOR”

each of the director nominees.

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BOARD AND COMMITTEE MEMBERSHIP

Our Board of Directors oversees our business, property, and affairs pursuant to the Florida Financial Institutions Code, the Florida Business Corporation Act, our Articles of Incorporation and our Bylaws. Members of our Board of Directors are kept informed of our business through discussions with our senior management team, by reviewing materials provided to them, and by participating in Board and committee meetings. During 2016, our Board of Directors held 25 meetings. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors on which he served.

Our Common Stock is listed on the Nasdaq Global Select Market. Nasdaq requires that a majority of our directors be “independent,” as defined by Nasdaq’s rules. Generally, a director does not qualify as an independent director if the director or a member of a director’s immediate family has had in the past three years certain relationships or affiliations with the Bank, the Bank’s external or internal auditors, or other companies that do business with the Bank. Our Board of Directors has affirmatively determined that a majority of our directors are independent directors under the Nasdaq rules. Our Board of Directors determined that its independent directors include the following current directors and nominees for director: William J. Gallo, Jeffrey Holding, Jeff Nudelman, Ariel Pereda, Lawrence Seidman, Glenn Straub, and John Tomlinson.

Our Board of Directors has established an Audit Committee, a Compensation Committee, a Corporate Governance Committee and Executive Committee, all of which have a written charter. We have posted the committee charters on the Investor Relations section of our website at www.stonegatebank.com. Each member of our committees, other than one member of our Executive Committee, is independent. The composition, duties and responsibilities of these committees are set forth below.

Audit Committee

The Audit Committee met nine times in 2016. The current members of our Audit Committee are Messrs. Gallo, Straub, and Tomlinson. Mr. Tomlinson is our Audit Committee chairman and is our Audit Committee financial expert under the Securities and Exchange Commission rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. Our Audit Committee’s primary responsibilities, among others, include:

•	Reviewing the annual audited and quarterly financial statements with management, the internal auditor and the outside auditor.

•	Selecting our independent registered public accounting firm (with shareholder ratification) and setting the compensation of our independent registered public accounting firm.

•	Evaluating the performance of our independent registered public accounting firm.

•	Reviewing with the independent registered public accounting firm and management, as appropriate, significant financial reporting issues and judgments made in connection with the preparation of our financial statements; significant issues regarding our accounting and auditing principles and practices the responsibilities of our independent registered public accounting firm under GAAP, reviewing alternative treatments of financial information within GAAP that have been discussed with management and reviewing other material written communications between the auditors and management.

•	Selecting and evaluating the internal audit director or firm.

•	Reviewing the adequacy and effectiveness of our disclosure controls and procedures and our internal controls, including any significant deficiencies and significant changes in internal controls.

•	Reviewing and approving all “related person transactions” (as defined in Item 404 of Regulation S-K).

•	Pre-approving all audit and permitted non-audit and tax services provided to us by our independent registered public accounting firm.

•	Reviewing any matters arising from an audit which is brought to the attention of our Board of Directors.

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•	Monitoring our compliance with legal and regulatory requirements.

•	Overseeing our accounting and financial reporting process.

Compensation Committee

The Compensation Committee met one time in 2016. The current members of our Compensation Committee are Messrs. Holding, Straub, and Tomlinson. Mr. Tomlinson is our Compensation Committee Chair. Our Compensation Committee’s primary responsibilities, among others, include:

•	Reviewing and approving our general compensation philosophy as reflected in our compensation principles.

•	Reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation.

•	Annually evaluating the Chief Executive Officer’s performance in light of the established goals and objectives and such other factors as the Compensation Committee deems appropriate.

•	Reporting such evaluation to the Board annually and determining and approving the Chief Executive Officer’s compensation based on this evaluation.

•	Communicating to the Chief Executive Officer the evaluation of his or her performance and the level of compensation approved for the Chief Executive Officer.

•	In consultation with the Chief Executive Officer, determining and approving the compensation, including salary, incentive compensation and equity-based awards, for our other executive officers.

•	Approving employment, severance and change in control arrangements for executive officers.

•	Reviewing the form and amount of compensation for our directors at least once a year.

•	Reviewing and adopting proposals related to any of our employee benefit plans (including any such plans in which any executive officer participates), including proposals for the adoption, amendment, modification or termination of such plans.

•	Reviewing and recommending to the Board incentive-compensation and equity-based plans that are subject to Board approval.

•	Administering all plans that provide for awards of stock options, stock appreciation rights, restricted stock or other similar stock-based awards, including our directors’ plans, unless otherwise provided for in the plans.

The Compensation Committee reviews and recommends to our Board of Directors for determination the compensation of our Chief Executive Officer, David Seleski. Each director, including those who are executive officers, annually participates in a performance evaluation. This evaluation is used in determining the overall compensation level of our Chief Executive Officer. In addition, Mr. Seleski separately submits recommendations to the Compensation Committee regarding all other executive officers for use by the Compensation Committee in making recommendations to the Board of Directors concerning their base salary, short-term incentive compensation and long-term incentive and retirement compensation. An executive officer may not be present at a meeting of the Compensation Committee where that executive officer’s compensation is being discussed.

Corporate Governance Committee

The Corporate Governance Committee met five times in 2016. The current members of our Corporate Governance Committee are Messrs. Holding, Nudelman, Seidman, and Tomlinson. Mr. Holding is currently our Corporate Governance Committee Chair. Our Corporate Governance Committee’s primary responsibilities, among others, include:

•	Identifying and screening individuals qualified to become members of the Board, consistent with criteria approved by the Board.

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•	Considering any nominations of director candidates validly made by shareholders in accordance with applicable laws, rules and regulations and the provisions of the Bank’s charter documents.

•	Making recommendations to the Board regarding the selection and approval of the nominees for director to be submitted to a shareholder vote at the annual meeting of shareholders, subject to approval by the Board.

•	Reviewing the Board’s committee structure and composition and to make recommendations to the Board regarding the appointment of directors to serve as members of each committee and committee chairmen.

•	Developing and recommending to the Board for approval standards for determining whether a director has a relationship with the Bank that would impair his or her independence.

•	Reviewing and discussing with management the disclosure regarding the operations of the Bank and director independence, and to recommend that this disclosure be, included in the Bank’s proxy statement or annual report on Form 10-K, as applicable.

•	Monitoring compliance with the Bank’s Code of Ethics, to investigate any alleged breach or violation of the Code of Ethics, to enforce the provisions of the Code of Ethics and to review the Code of Ethics periodically and recommend any changes to the Board.

Executive Committee

The Executive Committee met five times in 2016. The current members of our Executive Committee are Messrs. Seleski, Nudelman, Seidman, and Tomlinson. Mr. Seleski is currently the Executive Committee Chair. Our Executive Committee’s primary responsibilities, among others, include:

•	Providing organization direction on behalf of the Board or recommendations to the Board.

•	Advising the Board on a broad range of business matters as it deems appropriate or as directed by the Board.

•	Accepting appointments by the Board to support special projects and oversee other ad-hoc committees.

•	Overseeing policy development as directed by the Board (e.g., ethics, quality management, human resources, regulatory requirements, risk assessment, etc.).

Director Compensation

Our directors receive compensation payable partially in cash and partially in equity. Our directors who are our salaried employees do not receive any additional compensation for serving as a director. There are no anticipated changes to the directors’ fees for 2017.

Cash Compensation

Our non-employee directors receive $3,000 for each Board meeting, as well as additional cash compensation for service on committees. Additionally, members serving on the Audit Committee receive $500 per meeting attended and members serving on each other committee receive $200 per meeting attended.

Equity Compensation

Annually, each non-employee director generally receives a grant of 3,000 stock options, which vest ratably over five years beginning on the first anniversary of the date of grant and which are exercisable for a period of 10 years from the date of grant. The number of options granted to non-employee directors for service on the Board is evaluated and approved annually by the Compensation Committee and full Board of Directors. In addition, our Chairman received a grant of 10,000 options in December 2016.

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Director Compensation Table for 2016

Name	Fees Earned or Paid in Cash ($)	Option Awards(1)(2) ($)	Total ($)
William J. Gallo	31,400	19,934	54,034
Jeffrey Holding	31,400	19,934	53,934
Bruce Keir	23,800	19,934	43,734
Jeff Nudelman	33,400	19,934	53,334
Ariel I. Pereda	21,400	19,934	21,400
Lawrence Seidman	34,800	19,934	54,734
Glenn Straub	31,800	19,934	51,734
John Tomlinson	37,900	139,962	177,862

(1)	The values for awards in this column represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718. There were no awards with performance conditions. A discussion of the assumptions used in calculating the award may be found in Note 10 to our audited consolidated financial statements for the fiscal year ended December 31, 2016 included in our Annual Report on Form 10-K filed with the FDIC.
(2)	Each of our non-employee directors, other than our Chairman, was awarded options to acquire 3,000 shares of our Common Stock. Our Chairman received a grant of 10,000 options in December of 2016.

CORPORATE GOVERNANCE

Governing Principles

We are a financial institution managed by a core group of officers and governed by a Board of Directors. We are committed to maintaining a business atmosphere where only the highest ethical standards and integrity prevail. An unwavering adherence to high ethical standards provides a strong foundation on which our business and reputation can thrive and is integral to creating and sustaining a successful, high-caliber financial institution.

Board Leadership

The Board of Directors has separated the positions of Chairman and Chief Executive Officer (Principal Executive Officer), and believes that the skill sets and experience of the incumbents provide for an environment where the Chairman can focus on Board of Directors oversight and fiduciary duties. Currently, Mr. Tomlinson serves as our Chairman and Mr. Seleski serves as our Chief Executive Officer.

Risk Management

The Board of Directors believes that risk management is an important component of our corporate strategy. While we assess specific risks at our committee levels, the Board of Directors, as a whole, oversees our risk management process, and discusses and reviews with management major policies with respect to risk assessment and risk management. Our Chief Risk Officer and Audit Committee also have key roles in helping us to assess and evaluate operational and other risks as they arise from time to time. The Board of Directors is regularly informed through committee reports about our risks. Finally, the Board of Directors believes the separated roles of Chairman and Chief Executive Officer assists us in our ability to implement major policies addressing our risks.

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Shareholder Communications

Our Board of Directors provides for a process by which shareholders may communicate with the Board of Directors, a Board of Directors’ committee, the independent directors as a group, and individual directors. Shareholders who wish to communicate with our Board of Directors, a Board of Directors’ committee, or any other directors or individual directors may do so by sending written communications addressed to the Board of Directors of Stonegate Bank, a Board of Directors’ committee, or such group of directors or individual directors to the following address:

Stonegate Bank

c/o Corporate Secretary

400 North Federal Highway

Pompano Beach, FL 33062

Communications will be compiled by our Corporate Secretary and submitted to the Board of Directors, a committee of the Board of Directors, or the appropriate group of directors or individual directors, as appropriate, at the next regular meeting of the Board of Directors. The Board of Directors has requested that the Corporate Secretary submit to the Board of Directors all communications received, excluding those items that are not related to Board duties and responsibilities, such as: mass mailings; job inquiries and resumes; and advertisements, solicitations, and surveys.

Code of Ethics and Code of Conduct

The Board of Directors has adopted a Code of Ethics applicable to our Chief Executive Officer and our financial and accounting officers and a Code of Conduct applicable to all employees, officers, and directors, which are available, without charge, upon written request to:

Stonegate Bank

c/o Corporate Secretary

400 North Federal Highway

Pompano Beach, FL 33062

These codes are designed to comply with Nasdaq and FDIC requirements are available on our website at https://www.stonegatebank.com/files/Code_of_Conduct_Policy_-_4_29_14.pdf.

Director Nominating Process

The Board of Directors has created the Corporate Governance Committee of the Board of Directors which is charged with annually reviewing and making recommendations to the full Board of Directors regarding the composition and size of the Board of Directors so that the Board of Directors consists of members with the proper expertise, skills, attributes, and personal and professional backgrounds needed by the Board of Directors, consistent with applicable regulatory requirements.

The Corporate Governance Committee believes that all directors, including nominees, should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the long-term interests of our shareholders. The Corporate Governance Committee will consider criteria including the nominee’s current or recent experience as a senior executive officer, whether the nominee is independent, as that term is defined in the Nasdaq listing standards, the business experience currently desired on the Board of Directors, geography, the nominee’s banking industry experience, and the nominee’s general ability to enhance the overall composition of the Board of Directors. The Corporate Governance Committee does not have a formal policy on diversity.

Our Corporate Governance Committee will identify nominees for directors primarily based upon suggestions from shareholders, current directors, and executives utilizing selection criteria developed by the Corporate Governance Committee. The Chairman of the Corporate Governance Committee and at least one other member of the Corporate Governance Committee will interview director candidates. The full Board of Directors will formally nominate candidates for director to be included in the slate of directors presented for shareholder vote based upon the recommendations of the Corporate Governance Committee following this process.

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Director Attendance at Annual Meeting of Shareholders

We encourage all incumbent directors, as well as nominees for election as director, to attend the Annual Meeting of Shareholders. All of our incumbent directors attended our Annual Meeting in April 2016.

EXECUTIVE OFFICERS

The names, ages, and current positions of our executive officers as of the record date are listed in the table below. If an executive officer is also a nominee for director, then his or her biography is presented in “Proposal 1 –Election of Directors – Information Concerning the Nominees and Directors” beginning on page 6. Executive officers are elected annually by the Board of Directors at its meeting following the Annual Meeting of Shareholders to serve for one-year terms and until their successors are elected and qualified. There are no familial relationships among the executive officers nor is there any agreement or understanding between any officer and any other person pursuant to which the officer was elected. Each of the executive officers files beneficial ownership reports with the FDIC pursuant to Section 16 of the Exchange Act.

Name	Age	Position
David Seleski	52	President and Chief Executive Officer
Steve Cameron	67	Executive Vice President and Chief Operating Officer
Sharon Jones	61	Senior Vice President and Chief Financial Officer

Steve Cameron has been the Bank’s Executive Vice President and Chief Operating Officer since its opening. Mr. Cameron has more than 45 years of retail lending and bank operations experience, having served as Chief Operating Officer and Market Bank/Executive Vice President for SouthTrust Bank of South Florida, which had approximately $2.5 billion in assets in the market area. From 1981 through 2003, he held various positions with SouthTrust Bank in Florida and Alabama. He has also held various operational and lending positions with other banks prior to relocating to south Florida in 1998. Mr. Cameron is a graduate of the University of South Alabama with a Bachelor of Science degree in management studies.

Sharon Jones is the Bank’s Senior Vice President and Chief Financial Officer. She joined the Bank in 2004, prior to its chartering in 2005. Ms. Jones has over 30 years of banking experience in South Florida. Prior to joining Stonegate, she served as Senior Accounting Manager for SouthTrust Bank of South Florida and Controller for Equity Bank. Ms. Jones is a graduate of the University of Florida with a Bachelor of Science in accounting.

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INFORMATION ABOUT EXECUTIVE COMPENSATION

Summary Compensation Table for 2016 and 2015

The following summary compensation table shows compensation information for our principal executive officer and our two other most highly compensated executive officers as of December 31, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
David Seleski President and Chief Executive Officer	2016	519,950	390,635	206,915	25,777	1,143,277
	2015	505,676	277,270	—	32,227	815,173
Steve Cameron Executive Vice President, Chief Operating Officer	2016	357,050	179,178	137,944	22,977	697,149
	2015	349,918	164,167	—	22,317	534,402
Sharon Jones Senior Vice President and Chief Financial Officer	2016	278,031	139,524	137,944	22,037	577,536
	2015	270,919	133,368	—	18,307	422,324

(1)	The values for option awards in this column represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating the award may be found in Note 10 to our audited consolidated financial statements for the fiscal year ended December 31, 2016 included in our Annual Report on Form 10-K filed with the FDIC. These amounts do not necessarily reflect the actual value received, or to be received, by the named executive officers.
(2)	The actual number of stock option equity awards granted in 2016 is shown in the “Grants of Plan-Based Awards” table. Pursuant to applicable FDIC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(3)	The amounts reported reflect, for each named executive officer, the sum of (i) the incremental cost to us of all perquisites and other personal benefits, and (ii) amounts contributed by us to the 401(k) plan. The following table outlines (i) those perquisites and other personal benefits and (ii) all other compensation required by the FDIC rules to be separately quantified:

Name	401(k) Match ($)	Automobile Allowance ($)
David Seleski	10,600	12,000
Steve Cameron	10,600	8,400
Sharon Jones	10,600	7,200

Employment Agreements

We have entered into written employment agreements with each of our named executive officers. Below is a description of the material terms of these employment agreements.

David Seleski

On April 7, 2015, we entered into an amended and restated employment agreement with Mr. Seleski, which was substantially identical to his prior agreement. On December 13, 2016, we entered into an amendment to Mr. Seleski’s amended and restated employment agreement. Pursuant to his agreement, as amended, Mr. Seleski serves as our President and Chief Executive Officer. The initial term of this agreement, which commenced on April 7, 2015, was two years with automatic successive two-year renewals thereafter unless either party gives 90 days’

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written notice of their intent to terminate the agreement. Effective April 7, 2015, Mr. Seleski’s base salary was increased to $506,000 per year, which amount may be increased by the Compensation Committee in its discretion. In addition to a base salary, Mr. Seleski is eligible to receive additional incentive-based compensation under our equity and cash incentive plans. Mr. Seleski’s award target for compensation under our equity incentive plans will be targeted at a cash value equal to 50% of his base salary and his annual bonus under our cash incentive plans will be targeted at a cash value equal to 50% of his base salary.

Under his agreement, Mr. Seleski is entitled to bonuses as determined by the Board of Directors or Compensation Committee under our incentive plans and any other bonus plan that may be implemented by the Board of Directors or Compensation Committee. Mr. Seleski is also entitled to participate in all of the employee benefit programs and perquisites generally available to our executive officers, including the following benefits:

•	up to four (4) weeks of vacation;

•	participation in our option plan; and

•	reimbursement for reasonable expenses incurred in connection with his employment.

In the event that any payment we make to Mr. Seleski is considered to be an “excess parachute payment” within the meaning of Section 280G(b) of the Internal Revenue Code, we have agreed to pay to Mr. Seleski an amount that, after reduction from the payment for all federal, state, and local tax (including excise tax or other additional taxes), is equal to all excise taxes that are imposed by Section 4999 of the Internal Revenue Code and any additional taxes or interest imposed by Section 409A of the Internal Revenue Code.

Mr. Seleski is entitled to certain severance benefits if his employment is terminated upon a change-in-control, if we terminate his employment without “Cause”, or if he resigns for “Good Reason.” We discuss the definition of “Cause” and “Good Reason,” as well as the severance benefits, below.

Steve Cameron

On December 31, 2011, we entered into an employment agreement with Mr. Cameron. Pursuant to that agreement, Mr. Cameron serves as our Executive Vice President and Chief Operating Officer. The initial term of this agreement, which commenced on January 1, 2012, was three years with automatic successive three-year renewals thereafter. The agreement provides for a minimum annual base salary of $240,000, which may be increased by our Compensation Committee at its discretion.

Under his agreement, Mr. Cameron is entitled to bonuses as determined by the Board of Directors or Compensation Committee under our incentive plans and any other bonus plan that may be implemented by the Board of Directors or Compensation Committee. Mr. Cameron is also entitled to participate in all of the employee benefit programs and perquisites generally available to our executive officers, including the following benefits:

•	up to four (4) weeks of vacation;

•	participation in our option plan; and

•	reimbursement for reasonable expenses incurred in connection with his employment.

In the event that any payment we make to Mr. Cameron is considered to be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, we have agreed to pay to Mr. Cameron an amount that, after reduction from the payment for all federal, state, and local tax (including excise tax or other additional taxes), is equal to all excise taxes that are imposed by Section 4999 of the Internal Revenue Code and any additional taxes or interest imposed by Section 409A of the Internal Revenue Code.

Mr. Cameron is entitled to certain severance benefits if his employment is terminated upon a change-in-control, if we terminate his employment without “Cause”, or if he resigns for “Good Reason.” We discuss the definition of “Cause” and “Good Reason,” as well as the severance benefits, below.

Sharon Jones

On April 7, 2015, we entered into an employment agreement with Ms. Jones. Pursuant to that agreement, Ms. Jones serves as our Senior Vice President and Chief Financial Officer. The initial term of this agreement, which commenced on April 7, 2015, was two years with automatic successive two-year renewals thereafter. The agreement provides for a minimum annual base salary of $270,919, which may be increased by our Compensation Committee at its discretion. On December 13, 2016, we entered into an amendment to her employment agreement.

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Under her agreement, as amended, Ms. Jones is entitled to bonuses as determined by the Board of Directors or Compensation Committee under our incentive plans and any other bonus plan that may be implemented by the Board of Directors or Compensation Committee. Ms. Jones is also entitled to participate in all of the employee benefit programs and perquisites generally available to our executive officers, including the following benefits:

•	up to four (4) weeks of vacation;

•	participation in our current option plan; and

•	reimbursement for reasonable expenses incurred in connection with her employment.

In the event that any payment we make to Ms. Jones is considered to be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, we have agreed to pay to Ms. Jones an amount that, after reduction from the payment for all federal, state, and local tax (including excise tax or other additional taxes), is equal to all excise taxes that are imposed by Section 4999 of the Internal Revenue Code and any additional taxes or interest imposed by Section 409A of the Internal Revenue Code.

Ms. Jones is entitled to certain severance benefits if her employment is terminated upon a change-in-control, if we terminate her employment without “Cause”, or if she resigns for “Good Reason.” We discuss the definition of “Cause” and “Good Reason,” as well as the severance benefits, below.

Post-Employment Compensation

The employment agreements entered into with our named executive officers may require us to provide post-employment compensation to Messrs. Seleski and Cameron and Ms. Jones, as summarized below.

Involuntary Not For Cause Termination or Termination for Good Reason

David Seleski

In the event of a termination of Mr. Seleski’s Employment Agreement (i) by us without “Cause” (ii) due to nonrenewal of the Employment Agreement by us, or (iii) resignation by Mr. Seleski for “Good Reason”, Mr. Seleski would be entitled to receive his accrued base salary though the date of termination, any unpaid bonuses earned, a prorated bonus for the fiscal year in which the termination occurs, a separation allowance equal to Mr. Seleski’s then-current base salary plus his target bonus amount, all welfare benefits then in place for a period of 12 months following termination, and an additional amount equal to $2,616,000 in consideration of Mr. Seleski’s agreement not to compete with us and to refrain from soliciting our employees for a period of 36 months.

A termination is for “Cause” if it is for any of the following reasons:

•	He fails or refuses to comply with the obligations required by his employment agreement or our policies; provided, however, that for the first failure or refusal, he will be given written warning, and the second failure or refusal will be grounds for termination for cause;

•	He engages in conduct involving fraud, deceit, personal dishonesty, or breach of fiduciary duty, or any other conduct, which has or may adversely affect, our business or reputation;

•	He violates any banking law or regulation, memorandum of understanding, cease and desist order, or other agreement with any banking agency having jurisdiction over us;

•	He becomes subject to continuing intemperance in the use of alcohol or drugs, which has or may adversely affect the our business or reputation, or if he has been convicted of a crime involving moral turpitude;

•	He files any petition under federal bankruptcy laws or any state insolvency laws; or

•	He fails to achieve mutually agreed upon performance standards established from time to time.

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A termination by Mr. Seleski is for “Good Reason” if, after it he has given written notice of the reason for termination and a 30-day cure period, will be deemed to occur for any of the following reasons:

•	We materially breach his employment agreement;

•	We significantly reduce his base compensation, duties, responsibilities, authority or title, without his prior written consent;

•	Our Board of Directors fails to nominate Mr. Seleski for election to the board at an annual meeting of shareholders or the failure of Mr. Seleski to have been elected by our shareholders to the board at any time; or

•	Upon a change of control.

Steve Cameron

In the event of a termination of Mr. Cameron’s Employment Agreement (i) by us without “Cause” or (ii) resignation by Mr. Cameron for “Good Reason,” Mr. Cameron will be entitled to 12 months’ base salary, paid in accordance with the Bank’s normal payroll procedures. Mr. Cameron will also be entitled to all welfare benefits, including medical insurance coverage, for 12 months following the date of termination. In addition, any unvested stock options would become immediately vested.

A termination is for “Cause” if it is for any of the following reasons:

•	He fails or refuses to comply with the obligations required by his employment agreement or our policies; provided, however, that for the first failure or refusal, he will be given written warning, and the second failure or refusal will be grounds for termination for cause;

•	He engages in conduct involving fraud, deceit, personal dishonesty, or breach of fiduciary duty, or any other conduct, which has or may adversely affect, our business or reputation;

•	He violates any banking law or regulation, memorandum of understanding, cease and desist order, or other agreement with any banking agency having jurisdiction over us;

•	He becomes subject to continuing intemperance in the use of alcohol or drugs, which has or may adversely affect the our business or reputation, or if he has been convicted of a crime involving moral turpitude;

•	He files any petition under federal bankruptcy laws or any state insolvency laws; or

•	He fails to achieve mutually agreed upon performance standards established from time to time.

A termination by Mr. Cameron is for “Good Reason” if, after it he has given written notice of the reason for termination and a 30-day cure period, will be deemed to occur for any of the following reasons:

•	We materially breach his employment agreement;

•	We significantly reduce his base compensation, duties, responsibilities, authority or title, without his prior written consent; or

•	Upon a change of control.

Sharon Jones

In the event of a termination of Ms. Jones’s Employment Agreement (i) by us without “Cause” or (ii) resignation by Ms. Jones for “Good Reason,” Ms. Jones will be entitled to 12 months’ base salary, paid in accordance with the Bank’s normal payroll procedures. Ms. Jones will also be entitled to all welfare benefits, including medical insurance coverage, for 12 months following the date of termination. In addition, any unvested stock options would become immediately vested.

A termination is for “Cause” if it is for any of the following reasons:

•	She fails or refuses to comply with the obligations required by her employment agreement or our policies; provided, however, that for the first failure or refusal, she will be given written warning, and the second failure or refusal will be grounds for termination for cause;

•	She engages in conduct involving fraud, deceit, personal dishonesty, or breach of fiduciary duty, or any other conduct, which has or may adversely affect, our business or reputation;

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•	She violates any banking law or regulation, memorandum of understanding, cease and desist order, or other agreement with any banking agency having jurisdiction over us;

•	She becomes subject to continuing intemperance in the use of alcohol or drugs, which has or may adversely affect the our business or reputation, or if she has been convicted of a crime involving moral turpitude;

•	She files any petition under federal bankruptcy laws or any state insolvency laws; or

•	She fails to achieve mutually agreed upon performance standards established from time to time.

A termination by Ms. Jones is for “Good Reason” if, after it she has given written notice of the reason for termination and a 30-day cure period, will be deemed to occur for any of the following reasons:

•	We materially breach her employment agreement;

•	We significantly reduce her base compensation, duties, responsibilities, authority or title, without her prior written consent; or

•	Upon a change of control.

Payments upon a Termination in Connection with a Change of Control

Under each of the employment agreements for Messrs. Seleski and Cameron and Ms. Jones, a “Change of Control” means the date on which any of the following occur:

•	the sale of at least 40% of the Bank’s assets within any 12-month period;

•	the acquisition by any one or more persons of (A) 50% or more of the total fair market value of the stock the Bank or (B) 50% or more of the total voting power of the stock of the Bank, or (C) 40% or more of the total voting stock of the Bank within a 12-month period ending on the date of the most recent acquisition; or

•	the replacement of a majority of members of the Bank’s Board of Directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank’s Board of Directors before the date of the appointment or election.

Notwithstanding the foregoing, (A) any transfers of stock or assets to a person(s) or into another entity and 50% or more the total voting power or value of shares of such entity are owned directly or indirectly by the Bank immediately prior to such transaction or (B) the acquisition of additional Bank stock by an individual or group owning 50% or more of the total fair market value of Bank stock prior to such acquisition shall not constitute a Change of Control.

If, during the term of his amended and restated employment agreement, Mr. Selseki is terminated in connection with a Change of Control, he is entitled to receive, the aggregate of 2.99 times the sum of his (a) Base Salary at the rate in effect on the date of the Change of Control and (b) cash bonus equal to his highest annual bonus during the prior three full fiscal years prior to the Change of Control Date. Upon a Change of Control, his employment agreement will be ipso facto terminated. In addition, Mr. Seleski will receive the following earned and accrued payments through the date of the Change of Control:

•	base salary through the date of termination;

•	any unpaid bonus under any bonus plan with respect to any prior fiscal year;

•	a prorated bonus under each bonus plan for the fiscal year in which termination occurs, if any;

•	any amounts earned, accrued or owing under his employment agreement, but not yet paid;

•	reimbursement for expenses incurred in connection with his employment;

•	all welfare benefits in place for a period of 24 months following the date of termination; and

•	the additional payments provided for in the Non-Competition and Non-Solicitation Agreement contained as an annex to his employment agreement, which provides for an allowance equal to $2,616,000.

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If, during the term of their respective employment agreements, Mr. Cameron or Ms. Jones is terminated in connection with a Change of Control, they are entitled to receive a payment equal to two times and 2.99 times, respectively, their respective total average compensation (salary plus incentives) for the prior two years which shall be payable within 30 days of the Change of Control date. In addition, they will also receive the following earned and accrued payments through the date of the Change of Control:

•	base salary through the date of termination;

•	any unpaid bonus under any bonus plan with respect to any prior fiscal year; and

•	a prorated bonus under each bonus plan for the fiscal year in which termination occurs, if any; and

•	any amounts earned, accrued or owing under their employment agreements, but not yet paid.

In each case, payment of these amounts shall be made within 30 days of termination except for any prorated bonus for the fiscal year in which termination occurs, which will be paid on the earlier to occur of either (i) the date when bonuses for such fiscal year are paid to other Bank executives or (ii) March 15 of the following calendar year.

Payments Upon Termination Upon Death or Disability

If, during the term of their respective employment agreements, Messrs. Seleski or Cameron or Ms. Jones is terminated due to death or disability (as defined in their respective employment agreements), they will be entitled to receive the following:

•	base salary through the date of termination;

•	Any unpaid bonus under the Bonus Plan (as defined in the employment agreements) with respect to any prior fiscal year;

•	A prorated bonus under the Bonus Plan for the fiscal year in which termination occurs, and any amounts earned, accrued or owing under their employment agreements, but not yet paid; and

•	Any additional payment and benefits in accordance with applicable plans or programs of the bank.

Payment of these amounts shall be made within 30 days of termination except for any prorated bonus for the fiscal year in which termination occurs, which will be paid on the earlier to occur of either (i) the date when bonuses for such fiscal year are paid to other Bank executives or (ii) March 15 of the following calendar year.

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Outstanding Equity Awards at Fiscal Year-End 2016

The following table provides information for our named executive officers on stock option holdings at December 31, 2016.

Option Awards
	Number of Securities Underlying Unexercised Options(1) (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(2)
Name	Exercisable	Unexercisable
David Seleski	13,200	—	—	11.75	1/02/18
	3,000	—	—	6.80	9/15/18
	15,000	—	—	11.75	1/29/20
	15,000	—	—	14.50	1/20/21
	12,000	3,000	—	16.85	4/26/22
	9,000	6,000	—	18.00	3/21/23
	6,000	9,000	—	23.60	1/31/24
	—	30,000	—	29.98	1/22/26
Steve Cameron	9,500	—	—	11.75	1/02/18
	3,000	—	—	6.80	9/15/18
	15,000	—	—	11.75	1/29/20
	15,000	—	—	14.50	1/20/21
	12,000	3,000	—	16.85	4/26/22
	9,000	6,000	—	18.00	3/21/23
	6,000	9,000	—	23.60	1/31/24
	—	20,000	—	29.98	1/22/26
Sharon Jones	10,450	—	—	11.75	1/02/18
	3,000	—	—	6.80	9/15/18
	10,000	—	—	11.75	1/29/20
	10,000	—	—	14.50	1/20/21
	8,000	2,000	—	16.85	4/26/22
	6,000	4,000	—	18.00	3/21/23
	4,000	6,000	—	23.60	1/31/24
	—	20,000	—	29.98	1/22/26

(1)	Vest ratably over 5 years commencing on the first anniversary of the date of grant.
(2)	Options are exercisable for a period of 10 years from the date of grant.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the amount and percent of shares of Common Stock that, as of April 5, 2017, are deemed under the rules of the Securities and Exchange Commission to be “beneficially owned” by each member of the Board of Directors, by each nominee for election to the Board of Directors, by each of our executive officers named in the Summary Compensation Table below, by all of our directors and executive officers as a group and each person owning five percent or greater of our Common Stock. The information concerning the beneficial ownership of our directors and officers is based solely on information provided by those individuals. Unless otherwise stated, the beneficial owner has sole voting and investment power over the listed Common Stock, or shares such power with his or her spouse. As of April 5, 2017, there were 15,308,888 shares of our Common Stock issued and outstanding.

	Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Class
William J. Gallo(2)	7,332	*
Jeffrey Holding	35,234	*
Bruce Keir(3)	77,905	*
Jeff Nudelman(4)	105,651	*
Ariel I. Pereda	0	*
Lawrence Seidman(5)	617,541	4.03%
David Seleski	207,415	1.35%
Glenn Straub	105,849	*
John Tomlinson(6)	33,552	*
Steve Cameron(7)	171,887	1.12%
Sharon Jones	72,662	*
All executive officers and directors as a group (13 persons)	1,424,738	9.37%
5% or Greater Shareholders
Wellington Management Group LLP(8) c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	1,435,028	6.31%

*	Less than 1% of the outstanding Common Stock
(1)	For purposes of this table, a person is considered to beneficially own shares of Common Stock if he or she directly or indirectly has or shares voting power, which includes the power to vote or to direct the voting of the shares, or investment power, which includes the power to dispose or direct the disposition of the shares, or if he or she has the right to acquire the shares under options which are exercisable currently or within 60 days of March 3, 2017. Each person named in the above table has sole voting power and sole investment power with respect to the indicated shares unless otherwise noted. A person is considered to have shared voting and investment power over shares indicated as being owned by the spouse or the IRA of the spouse of that person.
(2)	Includes 2,672 shares held by Gallo Family Assets, LLC, and for which Mr. Gallo holds voting and investment power.
(3)	Includes 15,870 shares held by JLN Enterprises Partnership #3, and for which Mr. Nudelman has voting and investment power.
(4)	35,362 shares are pledged as collateral for a loan.
(5)	Includes (i) 135,646 shares held by Seidman & Associates, (ii) 131,536 shares held by Seidman Investment Partnership L.P., (iii) 104,071 shares held Seidman Investment Partnership II, L.P., (iv) 13,541 shares held by Seidman Investment Partnership III, L.P., (v) 56,210 shares held by LSBK 06-08 LLC, (vi) 4,306 shares held by Chewy Gooey Cookies L.P., and (vii) 55,507 shares held by Broad Park Investors, L.L.C., in each case for which Mr. Seidman has voting and investment power.
(6)	15,160 shares are pledged as collateral.

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(7)	Includes 253 shares held by Mr. Cameron’s spouse.
(8)	Based solely on a Schedule 13G filed with the FDIC on February 9, 2017, Wellington Management Group LLP reported shared voting power for 966,168 shares of common stock and shared dispositive power for 927,668 shares of common stock as of December 31, 2016. The securities beneficially owned by Wellington Management Group LLP, as parent holding company of certain holding companies and the Wellington Investment Advisers, are owned of record by clients of the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP controls, directly or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP.

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TRANSACTIONS WITH MANAGEMENT AND RELATED PERSONS

Some of our directors and officers, and other persons and entities with which they are affiliated, are customers of, and have, in the ordinary course of business and banking, transacted with, Stonegate Bank. These transactions include business services provided to Stonegate Bank, loans, commitments, lines of credit, and letters of credit, any of which may, from time to time, exceed $120,000. All loans included in these transactions were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons who were not affiliates of Stonegate Bank and, in the opinion of management, did not involve more than the normal risk of collectability or presented other unfavorable features. Our Board of Directors approved all of these transactions, except for those loans that were acquired by us through acquisitions. Additional transactions with these persons and businesses are anticipated in the future. As of December 31, 2016, the amount of credit extended to directors, executive officers and their affiliates in the aggregate was approximately $8.5 million.

We recognize that transactions between us and any of our directors or executive officers can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than our and our shareholders’ best interests. Therefore, as a general matter, it is our preference to avoid these types of transactions. Nevertheless, we recognize that there are situations where these types of transactions may be in, or may not be inconsistent with, our best interests. Therefore, we have adopted formal written procedures that require the Audit Committee of our Board of Directors to review and, if appropriate, to approve or ratify each of these transactions. Pursuant to the procedures, the Audit Committee will review any transaction in which we are or will be a participant and the amount involved exceeds $120,000, and in which any of our directors or executives had, has or will have a direct or indirect material interest. After its review and upon the recommendation of the Audit Committee, the Board of Directors will only approve or ratify those transactions that are in, or are not inconsistent with, our and our shareholders’ best interests, as the Audit Committee determines in good faith.

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PROPOSAL 2

APPROVAL OF THE STONEGATE BANK 2017

OMNIBUS EQUITY AND INCENTIVE PLAN

Subject to ratification by our shareholders, on April 25, 2017, the Board intends to adopt the Stonegate Bank 2017 Omnibus Equity and Incentive Plan (the “2017 Omnibus Plan”). Shareholder approval of the 2017 Omnibus Plan is sought in order to qualify the 2017 Omnibus Plan under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and thereby to allow us to deduct for federal income tax purposes, to the maximum extent possible, compensation paid under the 2017 Omnibus Plan to named executive officers (the “NEOs”) (generally, the executive officers who would be listed for a fiscal year in the summary compensation table). We only intend to issue equity awards under the 2017 Plan in the event the proposed merger with Home BancShares, Inc. does not close. Our Board has determined that that approval of the 2017 Omnibus Plan, as proposed to be adopted by the Board at its next regularly scheduled meeting, is in the best interests of Stonegate and our shareholders.

Approval of the 2017 Omnibus Plan requires the affirmative vote of a majority of the shares of our outstanding common stock present, in person or by proxy, and entitled to vote at the annual meeting. If approved, the 2017 Omnibus Plan will replace our 2014 Stock Option Plan (the “2014 Plan”), which we previously used for option awards since 2014. If the 2017 Omnibus Plan is not approved by our shareholders, the 2014 Plan will continue.

Brief Summary of the 2017 Omnibus Plan

The following is a brief description of the 2017 Omnibus Plan. The full text of the 2017 Omnibus Plan is attached as Annex A to this proxy statement, and the following description is qualified in its entirety by reference to such Annex A.

The 2017 Omnibus Plan provides for the granting of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), deferred stock, other stock-based awards, performance awards, substitute awards, and annual cash incentive awards to certain employees and non-employee directors of the Bank. In part, the 2017 Omnibus Plan seeks to increase the number of shares that we will have available for the grant of equity awards, due to our growth through acquisitions and our continued strong organic growth. As discussed below, the 2017 Omnibus Plan does not permit the repricing of options or SARs or the granting of discounted options or SARs, and does not contain an “evergreen” or similar provision.

The 2017 Omnibus Plan includes provisions designed to meet the requirements for deductibility of executive compensation under Section 162(m) of the Code with respect to options and other awards, including qualifying payments under the 2017 Omnibus Plan, as “performance-based compensation.” In general, it is intended that all awards granted under the 2017 Omnibus Plan will be structured in such a way that they comply with Section 409A of the Code or an exception thereto, and the 2017 Omnibus Plan will be interpreted and administered in a manner that is consistent with Section 409A.

Key Provisions of the 2015 Omnibus Plan

The 2017 Omnibus Plan includes a number of provisions designed to serve shareholders’ interests and facilitate effective corporate governance, including the following:

•	Minimum One Year Vesting. Awards are required to have a vesting, restriction, or performance period of at least one (1) year; provided, however, that awards for up to 5% of the 2017 Omnibus Plan’s authorized and available shares may be granted without such one (1) year requirement.

•	No Stock Option Repricing/Exchange. The 2017 Omnibus Plan does not permit the repricing of options or SARs or the exchange of underwater options or SARs for cash or other awards without stockholder approval.

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•	No Tax Gross-Ups. Awards will not contain tax gross-up provisions.

•	No Discounted Awards. Options and SARs will not be granted with an exercise price less than the fair market value of our common stock on the date of grant.

•	No “Evergreen” Provision. The 2017 Omnibus Plan does not contain an “evergreen” or similar provision. The 2017 Omnibus Plan fixes the number of shares available for future grants and does not provide for any increase based on increases in the number of outstanding shares of common stock (other than through stock splits or similar events).

•	“Double-Trigger” Vesting Upon Change in Control. All awards under the 2017 Omnibus Plan will vest “double-trigger” upon a change in control which will require both a change-in-control and a termination event.

•	Awards Subject to Clawback. All awards under the 2017 Omnibus Plan will be subject to forfeiture, recoupment or other penalties pursuant the Bank’s clawback policy.

•	Deductibility of Awards. The 2017 Omnibus Plan includes provisions to meet the requirements for deductibility of executive compensation under Section 162(m) of the Code, including by qualifying payments under the 2017 Omnibus Plan as “performance-based compensation.

•	Limit on Awards to Any One Individual. The number of stock options and SARs that may be granted to any one individual during any calendar year may not exceed 50,000 and 10,000 shares, respectively. The number of awards denominated in our common stock that may be granted to an individual during any calendar year may not exceed 25,000 shares. Cash-based awards may not exceed $500,000 to an individual during any calendar year. Notwithstanding the above limitations, the maximum aggregate number of shares of our common stock associated with any awards in any calendar year to any one non-employee director shall be 20,000.

•	Share Counting. The following factors affect the number of shares of our common stock as to which equity awards may be granted under the 2017 Omnibus Plan:

•	Any shares that are subject to awards of stock options or SARs are counted as using one (1) share available under the 2017 Omnibus Plan for every one (1) share delivered under the awards.

•	Any shares that are subject to equity awards that are not stock options or SARs are counted as using one (1) share available under the 2017 Omnibus Plan for every one (1) share delivered under those awards.

•	Any shares related to awards under the 2017 Omnibus Plan that terminate by expiration, forfeiture or that are otherwise settled in cash in lieu of shares will be available again for grant under the 2017 Omnibus Plan.

•	The following shares, however, may not again be made available for grant in respect of awards under the 2017 Omnibus Plan: (i) shares tendered by the participant or withheld by us in payment of the exercise price of a stock option, or to satisfy any tax withholding obligation with respect to an award; (ii) shares subject to a stock-settled SAR that are not issued in connection with its settlement or exercise thereof; (iii) shares reacquired by us on the open market or otherwise with the cash proceeds from the payment of the exercise price of a stock option; and (iv) shares that are not issued upon exercise, settlement, expiration, cancellation, forfeiture of a substitute award or for any other reason.

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Administration of the 2017 Omnibus Plan

The 2017 Omnibus Plan will be administered by the Compensation Committee or other committee otherwise appointed by the Board from time to time (the “Committee”). The Committee will determine, among other items, the selection of those to be granted awards under the 2017 Omnibus Plan out of those eligible for participation and the terms and conditions of any award consistent with the terms and conditions of the 2017 Omnibus Plan. The Committee must consist of two (2) or more members, and each member must (1) not be a current or former officer or employee of the Bank or any of its subsidiaries, (2) be a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (3) be an “outside director” within the meaning of Section 162(m) of the Code, and (4) be an independent director within the meaning of the rules of the Nasdaq Stock Market. Currently, the Committee is comprised of three (3) independent directors who fit this definition. The Committee will have the authority to interpret the 2017 Omnibus Plan, and to make any other determinations it believes necessary or advisable for the administration of the 2017 Omnibus Plan. The Committee may delegate any or all of its authority to administer the 2017 Omnibus Plan as it deems appropriate, to a subcommittee of one or more of its members. By resolution, the Committee may authorize any subcommittee, the Chief Executive Officer (the “CEO”) or other executive officer of the Bank to designate any senior vice president or lower level employees to be award recipients under the 2017 Omnibus Plan; (ii) determine the size of any such awards; or (iii) cancel or suspend any awards, provided, however, that (1) any resolution of the Committee must specify the total number of shares subject to the awards and the amount and form of consideration to be received for such awards, and (2) the Committee may not (i) authorize any officer to designate himself or herself as the recipient of an award, and (ii) delegate such responsibilities to any officer for awards granted to an employee who is an executive officer subject to Section 16 of the Exchange Act.

The 2017 Omnibus Plan will automatically terminate the day before the 10- year anniversary of its effective date, unless terminated earlier by the Board.

Overall Limit on Awards under the 2017 Omnibus Plan.

Our Board of Directors intends to adopts the 2017 Omnibus Plan, subject to stockholder approval, at its next regular meeting on April 25, 2017. We do not plan to make equity awards under the 2017 Omnibus Plan until after our shareholders have approved the 2017 Omnibus Plan. As of April 1, 2017, the maximum number of shares as to which stock options and other equity awards may be granted under the 2017 Omnibus Plan, subject to shareholders approval, will be 1,200,000 shares. It is intended that shares to be delivered under the 2017 Omnibus Plan will be made available from authorized but unissued shares of our common stock or from treasury shares. Shares covered by an award will be removed from the share reserve as of the date of grant, and will be added back to the share reserve as described under “Share Counting” above. On each grant of a stock option or SAR, each share underlying the award will be counted as one (1) share against this limit. On each grant of any other 2017 Omnibus Plan award, each share underlying the award will be counted as one (1) share against this limit. We anticipate granting equity awards under the 2017 only if the proposed merger with Home BancShares, Inc. does not close.

Eligibility

The Committee (or its delegates) selects the people who may participate in the 2017 Omnibus Plan. Any employee or non-employee director of the Bank or any of its subsidiaries may be selected to participate. From time to time, the Committee will determine who will be granted awards and the number of shares granted, subject to the limits described in “Limit on Awards to Any One Individual” above.

Types of Awards

Stock Options. Stock options granted under the 2017 Omnibus Plan may be either nonqualified stock options or ISOs qualifying under Section 422 of the Code. Under the Code, the aggregate fair market value (determined at the grant date) of the stock with respect to which ISOs are first exercisable by any individual during any calendar year shall not exceed $100,000. Stock options in excess of this limit are treated as nonqualified stock options. The stock option exercise price may not be less than the fair market value of the stock on the date the stock option is granted, with the exception that for an ISO award granted to an eligible employee who at the time of the grant holds ten

Stonegate Bank | Notice of Annual Meeting and Proxy Statement        27

percent (10%) or more of the Bank’s shares, the stock option exercise price may not be less than required by the Code in order to constitute an ISO. The stock option exercise price is payable in cash or, if the grant provides, in common stock or other equity instruments. The Committee shall determine the expiration of stock options, although no stock option may be exercisable later than the tenth (10th) anniversary date of the grant or five (5) years after the date of grant if an ISO is granted to an owner of ten percent (10%) or more of the Banks’s shares. The Committee determines the terms of each stock option award at the time of grant.

Stock Appreciation Rights. SARs may, but need not, be granted in conjunction with options or other equity awards. The Committee determines the terms of each SAR at the time of the grant. Any freestanding SAR (that is, a SAR not granted in conjunction with another equity award) may not be granted at less than the fair market value of our common stock on the date the SAR is granted and cannot have a term longer than ten (10) years. A tandem SAR may only be granted with an exercise price that is the same as the associated stock option and the expiration or other termination of a tandem SAR must be the same as that of the associated stock option. A SAR, upon exercise, may be paid in Bank common stock, cash, or a combination thereof as specified in the award agreement. Individuals granted a SAR will not have any dividend equivalents rights.

Stock Awards. The 2017 Omnibus Plan provides for the granting of restricted stock, RSUs, deferred stock, performance shares, performance units, and other stock-based awards. A performance award may include any of the performance measures, or a combination thereof, set forth in the 2017 Omnibus Plan attached as Annex A to this Proxy Statement. Performance goals may be based on the achievement of specified levels of Bank performance (or performance of an applicable subsidiary, affiliate or unit of the Bank or any combination thereof) pursuant to one or more of the performance measures set forth in the 2017 Omnibus Plan’s definition of performance goals. Performance goals may be defined in absolute terms or measured relative to the performance of companies or against a predefined index that the Committee deems appropriate, may be based on or otherwise employ comparisons based on internal targets, the past or current performance of other companies and may include or exclude certain extraordinary or non-recurring business events, and may be applied on a consolidated basis or to the Bank, individual business units, divisions or subsidiaries of the Bank. The performance goals will be set by the Committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m) of the Code.

Substitute Awards. Substitute awards can be issued under the 2017 Omnibus Plan upon the assumption of, or in substitution or exchange for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction with the Bank or any of its subsidiaries, including a merger, combination, consolidation, or acquisition of property or stock. Such substitute awards will not reduce the amount of shares available under the 2017 Omnibus Plan.

Annual Cash Incentive Awards. Annual cash incentive awards are paid only upon the achievement of certain performance goals during an annual performance period.

Termination of Employment or Service

In the event of a participant’s termination of employment or service prior to the relevant vesting date or expiration of restriction period or performance period, the forfeiture provisions of the participant’s awards shall be governed by the participant’s award agreement.

Change in Control (“CIC”). In the event of a CIC, any options and SARs outstanding which are not exercisable and vested, will become fully exercisable and vested upon termination of the employee participant’s employment with the Bank or any of its subsidiaries, without cause or for good reason during the twenty-four (24) month period ending on the second year anniversary of a Change in Control (the “Applicable Period”). The restrictions applicable to any restricted stock, RSU or other stock award which are not performance-based will lapse and such restricted stock, RSU or other stock award shall become free of all restrictions, fully vested and transferable upon the termination of the employee participant’s employment without cause or for good reason during the Applicable Period. The conditions applicable to any performance award shall be deemed satisfied at the target level and shall become free of all restrictions and become fully vested and transferable upon the termination of the employee participant’s employment without cause or for good reason during the Applicable Period.

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Transferability

Unless otherwise determined by the Committee, awards granted under the 2017 Omnibus Plan may not be transferred except by will or the laws of descent and distribution or, to the extent permitted by the award agreement relating to such award, to the holder’s family members, a trust, or a charitable organization designated by the holder, in each case without consideration. During an employee’s lifetime, any options or awards may be exercised only by the employee or the employee’s legal representative.

Certain Adjustments

In the event of an equity restructuring that causes per share value of the Bank’s shares to change, the Committee, in order to prevent unintended dilution or enlargement of a participant’s rights under the 2017 Omnibus Plan, may substitute or adjust, among other things:

The number and class of securities available under the 2017 Omnibus Plan;

•	The number and class of securities subject to each outstanding stock option or SAR and the purchase price or base price per share;

•	The terms of each outstanding restricted stock award and restricted stock unit award;

•	The terms of each outstanding performance award;

•	The maximum number of securities with respect to which stock options or SARs may be granted during any fiscal year of the Bank to any one grantee; and

•	The maximum number of shares that may be awarded during any fiscal year of the Bank to any one grantee pursuant to a stock award that is subject to performance goals or a performance award.

A corporate event or transaction (including, but not limited to, a change in the shares or capitalization of the Bank) encompasses a merger, consolidation, reorganization, recapitalization, partial or complete liquidation, stock dividend, stock split, spin-off, rights offering or recapitalization through an extraordinary dividend.

Amendment of the 2017 Omnibus Plan

The Board may amend the 2017 Omnibus Plan; however, an amendment will be contingent upon shareholder approval to the extent required by law or the rules of any stock exchange on which the Bank’s stock is traded. The 2017 Omnibus Plan prohibits, without stockholder approval:

•	The amendment of outstanding awards to reduce the exercise price or base price of outstanding options or SARs;

•	The cancellation of any previously granted stock option or SAR in exchange for another stock option or SAR with an exercise price or base price that is less than the exercise price or base price of the original option or SAR; and

•	The cancellation of outstanding options or SARs in exchange for cash or other awards if the exercise price of the stock option or the base price of the SAR exceeds the fair market value of the Bank’s common stock on the date of such cancellation.

New Plan Benefits

Benefits under the 2017 Omnibus Plan will depend on the Committee’s actions and the fair market value of the shares at various future dates; therefore, it is not possible to determine the benefits that will be received by directors, executive officers, and others if the 2017 Omnibus Plan is approved by our shareholders.

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On April 13, 2017, the closing sale price of our common stock on the Nasdaq Stock Market was $45.78 per share.

U.S. Tax Treatment of Options and Awards

Incentive Stock Options. An ISO results in no taxable income to the optionee or deduction to the Bank at the time it is granted or exercised. However, the excess of the fair market value of the shares acquired over the option exercise price is an item of adjustment in computing the alternative minimum taxable income of the optionee. If the optionee holds the stock received as a result of an exercise of an ISO for at least two (2) years from the date of the grant and one (1) year from the date of exercise, then the gain realized on disposition of the stock is treated as a long-term capital gain. If the shares are disposed of prior to the end of this period, however (i.e., a “disqualifying disposition”), then the optionee will include in income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the shares upon exercise of the option over the option exercise price (or, if less, the excess of the amount realized upon disposition over the option exercise price). In that event, the excess, if any, of the sale price over the fair market value on the date of exercise will be a short-term capital gain. In addition, the Bank will be entitled to a deduction, in the year of such a disposition, for the amount includible in the optionee’s income as compensation. The optionee’s basis in the shares acquired upon exercise of an ISO is equal to the option exercise price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.

Nonqualified Stock Options. A nonqualified stock option results in no taxable income to the optionee or deduction to the Bank at the time it is granted. An optionee exercising such an option will, at that time, realize compensation income taxable at ordinary income tax rates in the amount of the difference between the then market value of the shares and the option exercise price. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to the Bank in the year of exercise in an amount equal to the taxable compensation realized by the optionee.

The optionee’s basis in such shares is equal to the sum of the option exercise price plus the amount includible in his or her income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the shares will be a long-term or short-term gain (or loss), depending upon the holding period of the shares.

If a nonqualified stock option is exercised by tendering previously owned shares of the Bank’s common stock in payment of the option exercise price, then, instead of the treatment described above, the following will apply: a number of new shares equal to the number of previously owned shares tendered will be considered to have been received in a tax-free exchange; the optionee’s basis and holding period for such number of new shares will be equal to the basis and holding period of the previously owned shares exchanged. The optionee will have compensation income taxable at ordinary income tax rates equal to the fair market value on the date of exercise of the number of new shares received in excess of such number of exchanged shares; the optionee’s basis in such excess shares will be equal to the amount of such compensation income; and the holding period in such shares will begin on the date of exercise.

Stock Appreciation Rights. Generally, the recipient of a SAR will not recognize taxable income at the time the SAR is granted. Upon the exercise of a SAR, if an employee receives the appreciation inherent in the SAR in cash, the cash will be taxed as compensation income to the employee at the time it is received. If an employee receives the appreciation inherent in the SAR in stock, the value of the stock received will be taxed as compensation income to the employee at the time such stock is received.

In general, there will be no federal income tax deduction allowed to the Bank upon the grant or termination of SARs. However, upon the exercise of a SAR, the Bank will be entitled to a deduction equal to the amount of compensation income the recipient is required to recognize as a result of the exercise.

Restricted Stock/RSU Awards/Performance Awards. In general, no income will be recognized at the time of grant by the recipient of a restricted stock, RSU, or performance award if such award is subject to a substantial risk of forfeiture. Generally, at the time the substantial risk of forfeiture terminates with respect to such an award, the then fair market value of the stock will constitute ordinary income to the employee. However, if an employee timely makes an election under Section 83(b) of the Code with respect to an award of restricted stock, the value of such

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stock on the date that it is received will be taxed as compensation income to the employee. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to the Bank in an amount equal to the compensation realized by the employee.

Interests of Certain Persons in Certain Proposals

Our executive officers and directors have interests in matters that will be acted upon at the Annual Meeting that are different from the interests of our shareholders generally. At the Annual Meeting, shareholders will be asked to vote on a proposal to approve the 2017 Omnibus Plan. If the proposal is adopted, each of our executive officers and directors will be eligible to receive a portion of their compensation for services in the form of stock option grants, awards of restricted stock or other equity or equity-linked awards. The Board was aware of these interests and took them into account in recommending that the shareholders vote in favor of the proposal to approve the 2017 Omnibus Plan.

The Board of Directors unanimously recommends a vote “FOR” the approval of the Stonegate Bank 2017 Omnibus Equity and Incentive Plan.

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AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors and is published on the Investor Relations section of the Bank’s Web site at www.stonegatebank.com. This report reviews the actions taken by the Audit Committee with regard to the Bank’s financial reporting process during 2016 and particularly with regard to the Bank’s audited consolidated financial statements as of December 31, 2016 and 2015 and for the two years ended December 31, 2016.

The Audit Committee selects the Bank’s independent registered public accounting firm and meets with the Bank’s independent registered public accounting firm to discuss the scope and review the results of the annual audit. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s Charter.

All of the directors who serve on the Audit Committee are “independent” for purposes of the Nasdaq Stock Market independence standards. That is, the Board of Directors has determined that none of the members of the Audit Committee has any relationship to the Bank that may interfere with his independence from the Bank and its management.

The Audit Committee reviewed the Bank’s 2016 audited financial statements and met with both management and Crowe Horwath LLP, the Bank’s independent registered public accounting firm for 2016, to discuss those financial statements. Management represented to us that the financial statements were prepared in conformity with accounting principles generally accepted in the United States of America. The Committee discussed with Crowe Horwath LLP the matters required to be discussed under Professional Standards, AU Section 380, “Communication with Audit Committees” as amended by the Public Company Accounting Oversight Board. The Committee also received and discussed the written disclosures and the letter from Crowe Horwath LLP required by the Public Company Accounting Oversight Board regarding Crowe Horwath LLP’s communications with the Audit Committee concerning independence.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board of Directors approve the inclusion of the Bank’s audited financial statements in the Bank’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the FDIC.

2016 Audit Committee

John Tomlinson, CPA, Chairman

William J. Gallo

Glenn Straub

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or Exchange Act of 1934, and shall not otherwise be deemed filed under either of these Acts.

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PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the accounting firm of Crowe Horwath LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017. A proposal to ratify that appointment will be presented at the Annual Meeting. Representatives of Crowe Horwath LLP are expected to be present at the meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Shareholder ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm is not required by our Bylaws or any other applicable legal requirement. However, the Board of Directors is submitting the appointment of Crowe Horwath LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our best interests and our shareholders’ best interests.

The Board of Directors unanimously recommends a vote “FOR” the ratification of our appointment of Crowe Horwath LLP as our independent registered public accounting firm for the current fiscal year.

AUDIT FEES AND RELATED MATTERS

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Crowe Horwath LLP for the audit of our annual financial statements and other professional services provided for the years ended December 31, 2016 and 2015.

Type of Fees	2016	2015
Audit Fees (1)	$252,750	$295,750
Audit-Related Fees (2)	—	42,000
Tax Fees (3)	131,545	21,575
All Other Fees	16,900	23,875

Total	$401,195	$383,200

(1)	Audit Fees for 2016 and 2015 consist of professional services rendered for the annual audit of our financial statements and review of financial statements included in our quarterly reports, and accounting consultation.
(2)	Audit-Related Fees for 2015 consist of fees paid to Crowe Horwath LLP related to our acquisitions.
(3)	Tax Fees for 2016 and 2015 consist of fees related to preparing our 2016 and 2015 federal corporate income and state income tax returns and tax consulting.

Policy on Audit Committee Preapproval of Audit and Non-audit Services of Independent Auditor

The Audit Committee of the Board of Directors has implemented procedures to ensure that all audit and permitted non-audit services provided to us are preapproved by the Audit Committee. Specifically, the Audit Committee preapproves the use of an independent accountant for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been preapproved pursuant to our preapproval policy, then it

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must be specifically preapproved by the Audit Committee before it may be provided by our independent accountant. Any preapproved services exceeding the pre-approved monetary limits require specific approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members when expedition of services is necessary.

All of the audit-related, tax and all other services provided by Crowe Horwath LLP to us in 2016 were approved by the Audit Committee by means of specific preapprovals or pursuant to the procedures contained in our preapproval policy. The Audit Committee has determined that all non-audit services provided by Crowe Horwath LLP in 2016 were compatible with maintaining its independence in the conduct of its auditing functions.

SHAREHOLDER PROPOSALS

Shareholder proposals that are to be included in the Proxy Statement for the 2018 meeting must be received by December 18, 2017. Shareholder proposals for the 2018 meeting that are not intended to be included in the Proxy Statement for that meeting must be received by February 16, 2018, or the Board of Directors can vote the proxies in its discretion on the proposal. Proposals must comply with the proxy rules and be submitted in writing to our Corporate Secretary at our principal offices.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors and executive officers and any persons who own more than 10% of a class of stock registered under Section 12 of the Exchange Act to file reports with the Securities and Exchange Commission with respect to their ownership of the class of stock. Directors, executive officers, and persons owning more than 10% of a registered class of stock are required to furnish the Bank with copies of all Section 16(a) reports they file.

Based solely upon on a review of these reports received by us for 2016 and any written representations from reporting persons, we believe that during 2016 each required Section 16(a) report for 2016 was filed on time other than the following: Steve Cameron (one report), Sharon Jones (one report), Jeffrey Nudelman (one report), David Seleski, (one report) and John Tomlinson (two reports). The failure to timely file each of the foregoing reports was due to administrative oversight.

DIRECTOR NOMINATIONS

Any shareholder entitled to vote generally in the election of directors may recommend a candidate for nomination as a director. A shareholder may recommend a director nominee by submitting the name and qualifications of the candidate the shareholder wishes to recommend, pursuant to Article I, Section 14 of our Bylaws, to:

Stonegate Bank

400 North Federal Highway

Pompano Beach, FL 33062

Attention: Corporate Secretary

To be considered, recommendations with respect to an election of directors to be held at an annual meeting must be received no earlier than 180 days and no later than 120 days prior to April 17, 2018, the first anniversary of this year’s Notice of Annual Meeting date. In other words, director nominations must be received no earlier than October 19, 2017, and no later than December 18, 2017, to be nominated for consideration at the 2018 Annual Meeting. Recommendations with respect to an election of directors to be held at a special meeting called for that purpose must be received by the 10th day following the date on which notice of the special meeting was first mailed to shareholders. Recommendations meeting these requirements will be brought to the attention of the Corporate Governance Committee. Candidates for director recommended by shareholders are afforded the same consideration as candidates for director identified by our directors, executive officers, or search firms, if any, employed by us.

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ANNUAL REPORT

We filed an annual report for the fiscal year ended December 31, 2016, on Form 10-K with the FDIC. Shareholders may obtain, free of charge, a copy of our annual report on Form 10-K by writing to our Corporate Secretary at our principal offices.

HOUSEHOLDING

We have adopted a procedure approved by the SEC and FDIC known as “householding.” Under this procedure, shareholders of record who have the same address and last name may receive only one copy of our Notice of Internet Availability of Proxy Materials, unless one or more of these shareholders notifies our transfer agent that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. If you wish to receive your own copy of this notice, you may contact our transfer agent, Broadridge Corporate Issuer Solutions, Inc., in writing, by telephone, or on the Internet:

Broadridge Corporate Issuer Solutions, Inc.

P.O. Box 1342

Brentwood, NY 11717

Phone: 877-830-4936

Fax: 215-553-5402

E-mail: shareholder@broadridge.com

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our Notice of Internet Availability of Proxy Materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of such notice for your household, please contact our transfer agent as indicated above. Beneficial owners can request information about householding from their banks, brokers, or other nominees.

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ANNEX A

STONEGATE BANK 2017 OMNIBUS EQUITY AND INCENTIVE PLAN

STONEGATE BANK

2017 OMNIBUS EQUITY AND INCENTIVE PLAN

ARTICLE I.

INTRODUCTION

1.1 Purpose. The purpose of the Stonegate Bank 2017 Omnibus Equity and Incentive Plan is to promote the growth and profitability of Stonegate Bank by providing certain directors and employees of Stonegate Bank and its Subsidiaries with an incentive to achieve corporate objectives and attracting and retaining individuals of outstanding competence through a participation interest in the performance of the common stock of Stonegate Bank and the receipt of other incentive compensation as provided in the Plan.

1.2 Effective Date. The Plan will become effective on the date on which the Plan is approved by the Company’s shareholders at the Company’s 2017 annual meeting of shareholders (the “Effective Date”). If the Company’s shareholders approve the Plan, then the Prior Plan will terminate on the Effective Date, and no new awards may be granted under the Prior Plan after the Effective Date; provided, however, that the Prior Plan shall continue to govern awards outstanding as of such date of the Prior Plan’s termination, and such awards shall continue in full force and effect until their termination or expiration pursuant to their respective terms.

1.3 Eligibility. Eligible Individuals shall be selected by the Committee in its sole discretion from time to time to be Participants. The Committee’s selection of an Eligible Individual to participate in the Plan at any time shall not require the Committee to select such person to participate in the Plan at any other time.

1.4 Types of Awards. Awards under the Plan may be in the form of any one or more of the awards or payments permitted under the Plan including the following: (a) Options, (b) SARs, (c) Stock Awards, (d) Performance Awards, (e) Substitute Awards, and (f) Annual Cash Incentive Awards.

ARTICLE II.

ADMINISTRATION

2.1 Committee.

(a) Subject to Section 2.1(b), the Plan shall be administered by the members of the Committee.

(b) The members of the Board who are “independent directors” (within the meaning of the corporate governance standards imposed by the principal national securities exchange on which securities of the Company are listed or admitted to trading) may, in their discretion, take any action and exercise any power, privilege or discretion conferred on the Committee under the Plan with the same force and effect under the Plan as if done or exercised by the Committee.

(c) No member of the Committee or the Board shall participate in any action taken by such body under the Plan if he or she is personally affected thereby, unless all members of the Committee or Board, as applicable, are similarly affected.

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(d) To the extent not inconsistent with applicable law, including Section 162(m) of the Code with respect to Awards intended to comply with the Performance-Based Compensation exception under Code Section 162(m), or the rules and regulations of the principal national securities exchange on which securities of the Company are listed or admitted to trading, the Committee may (i) delegate to a subcommittee of one or more of its members any of the authority of the Committee under the Plan, including the rights to designate Eligible Employees and grant, cancel or suspend Awards, and (ii) to the extent permitted by law, authorize the Chief Executive Officer or other executive officer of the Company to do one or more of the following with respect to employees of the Employer who are senior vice presidents or lower level employees: (A) designate certain such employees to be Eligible Employees; (B) designate such employees who are Eligible Employees to be recipients of Awards; (C) determine the number of Shares subject to such Awards to be received by such Eligible Employees; and (D) cancel or suspend Awards to such Eligible Employees as provide in Article VIII of the Plan; provided that (x) any resolution of the Committee authorizing such officer(s) or subcommittee must specify the total number of Shares subject to Awards that such officer(s) or subcommittee may so award and the amount (or minimum amount) and form of consideration to be received, (y) the Committee may not authorize any such officer to designate himself or herself as the recipient of an Award, and (z) the Committee may not delegate its power and authority to any such officer with regard to the grant of Awards to Covered Employees or to any person subject to Section 16 of the Exchange Act, to the extent such provisions become applicable to the Company.

2.2 Committee Action. The Committee shall hold such meetings, and may make such administrative rules and regulations, as it may deem proper. A majority of the members of the Committee shall constitute a quorum, and the action of a majority of the members of the Committee present at a meeting at which a quorum is present, as well as actions taken pursuant to the unanimous written consent of all of the members of the Committee without holding a meeting, shall be deemed to be actions of the Committee. All actions of the Committee shall be final and conclusive and shall be binding upon the Company and all other interested parties. Any Person dealing with the Committee shall be fully protected in relying upon any written notice, instruction, direction or other communication signed by the secretary of the Committee and one member of the Committee, by two members of the Committee or by a representative of the Committee authorized to sign the same in its behalf.

2.3 Committee Responsibilities. Subject to the terms and conditions of the Plan and such limitations as may be imposed by the Board, the Committee shall be responsible for the overall management and administration of the Plan, and shall have such authority as shall be necessary or appropriate in order to carry out its responsibilities, including, without limitation, the authority:

(a) To select Participants and establish the terms and conditions of any Award consistent with the terms and conditions of the Plan;

(b) To interpret and construe the Plan, and to determine all questions that may arise under the Plan as to eligibility for participation in the Plan, the number of Shares subject to Awards, if any, to be granted, and the terms and conditions thereof;

(c) To adopt, amend and rescind any rules and regulations relating to the Plan, and to prescribe forms for the operation and administration of the Plan;

(d) To provide in an Award Agreement, or as a matter of policy, that Awards are (i) conditioned on compliance with certain restrictive covenants, including, but not limited to, non-competition, confidentiality, non-solicitation of employees, non-solicitation of customers and non-derogation of the Company and the Subsidiaries, in each case, in such form and substance as determined by the Committee; and/or (ii) subject to forfeiture, including those already exercised or distributed, in the event of failure to comply with any of the covenants imposed pursuant to (i); and

(e) To correct any defect or omission, or reconcile any inconsistency in any Award Agreement; and to take any other action not inconsistent with the provisions of the Plan that it may deem necessary, desirable or appropriate.

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All decisions, determinations, interpretations and other actions of the Committee made or taken in accordance with the terms of the Plan shall be made in the Committee’s sole discretion and shall be final and conclusive and binding upon all persons having an interest therein.

2.4 Limitations. The following limitations shall apply to the Committee:

(a) The Committee shall not, without the prior approval of the shareholders of the Company or as otherwise provided in Section 8.8, permit the repricing of Options or SARs by any method, including by exchanges for other Awards involving Shares or by cancellation and re-issuance or cash buyout.

(b) The Committee may, except as otherwise provided in Sections 5.6 and 8.9 and subject to the minimum one (1) year vesting, Restriction Period, and Performance Period provisions of the Plan applicable to Awards to Eligible Employees, accelerate the vesting or exercisability of an Award upon disability, Retirement or death of a Participant, a Change in Control or for any other reason.

(c) The Committee shall not provide a tax gross-up to any Participant in connection with any Award.

ARTICLE III.

AVAILABLE SHARES

3.1 Shares Available Under the Plan.

(a) Subject to adjustment as provided in Section 8.8 and to all other limits set forth in this Article III, the number of Shares that shall initially be available for all Awards under this Plan shall be (i) 500,000 plus (ii) 700,000, the number of Shares remaining available for grant (i.e., not subject to awards) under the Prior Plan as of the Effective Date, for a total of 1,200,000 Shares, of which no more than 700,000 Shares in the aggregate may be issued under the Plan in connection with Incentive Stock Options. Any Shares subject to outstanding awards, other than Incentive Stock Options, under the Prior Plan that on or after the Effective Date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable Shares) shall be available for Awards under this Plan.

Shares available for grant under this Section 3.1(a) may be funded through authorized and unissued Shares, treasury Shares, or Shares purchased by the Company in the open market (except in the case of Shares purchased in the open market using cash proceeds from the exercise of an Option), or any combination of the foregoing, as may be determined from time to time by the Board or by the Committee. Upon the Effective Date, no further Awards shall be granted under the Prior Plan. Any Shares that are subject to Awards shall be counted against such aggregate Share limit as one (1) Share for every one (1) Share granted or issued.

(b) Any Shares subject to an Award granted under the Plan that on or after the Effective Date terminates by expiration, forfeiture, cancellation or otherwise without the issuance of Shares, is settled in cash in lieu of Shares, or is exchanged with the Committee’s permission, prior to the issuance of Shares, for an Award not involving Shares shall become available again for grant under the Plan in accordance with Section 3.1(d) below. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1(a): (i) Shares tendered by the Participant or withheld by the Company in payment of the Exercise Price of an Option, or to satisfy any tax withholding obligation with respect to an Award; (ii) Shares subject to a stock-settled Stock Appreciation Right that are not issued in connection with its settlement on exercise thereof; (iii) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options; and (iv) Shares described in Section 3.1(c) that are not issued upon exercise, settlement, expiration, cancellation, forfeiture of a Substitute Award or for any other reason.

(c) Substitute Awards shall not reduce the number of Shares authorized for grant under the Plan or the individual limits under Section 3.2, nor shall Shares subject to a Substitute Award again be available for grant under the Plan to the extent of any forfeiture, expiration or cash settlement as provided in Section 3.1(b) above. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company

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or any Subsidiary combines, has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination and subject to further adjustment as provided in Section 8.8) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the latest date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall be made only to individuals who were not employees or directors of the Company or the Subsidiaries, prior to such acquisition or combination.

(d) Any Shares that again become available for grant pursuant to this Article III shall be added back as one (1) Share.

3.2 Individual Annual Limits. Notwithstanding any provision in the Plan to the contrary, but subject to adjustment as provided in Section 8.8:

(a) Options. No Participant may be granted any Options for more than 50,000 Shares in the aggregate in any calendar year.

(b) Stock Appreciation Rights. No Participant may be granted any Stock Appreciation Rights with respect to more than 10,000 Shares in the aggregate in any calendar year.

(c) Awards Denominated in Shares. Except as provided in Sections 3.2(a) and 3.2(b), no Participant may be granted any Awards denominated in Shares for more than 25,000 Shares in the aggregate in any calendar year.

(d) Awards Denominated in Cash. The maximum amount that may be paid to any one Participant pursuant to all Awards denominated in cash or property other than Shares shall be $500,000 in the aggregate in any calendar year.

(e) Non-Employee Directors. Notwithstanding the limitations set forth in Sections 3.2(a), (b), (c) and (d), the maximum aggregate number of Shares associated with any Awards in any calendar year to any one Non-Employee Director shall be 20,000 Shares.

3.3 Exception to Minimum One (1) Year Vesting, Restriction Period, and Performance Period. Notwithstanding anything contained in the Plan to the contrary, Awards up to a maximum of five percent (5%) of the Shares available for grant pursuant to Section 3.1(a) may be granted without regard to the minimum one (1) year vesting, Restriction Period, and Performance Period requirements of Sections 4.1(b), 4.2(b), 5.2(b), 5.3(b), 5.4(a) and 5.5.

ARTICLE IV.

OPTIONS AND STOCK APPRECIATION RIGHTS

4.1 Options. The Committee may, in its discretion, grant Options to purchase Shares to Participants; provided, however, Incentive Stock Options shall only be granted to Eligible Employees. Each Option, or portion thereof, that is not an Incentive Stock Option, shall be a Nonqualified Stock Option. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year (under this Plan or any other plan of the Company or any Subsidiary) exceeds the amount established by the Code (currently $100,000), such Options shall constitute Nonqualified Stock Options.

Options may be granted in addition to, or in lieu of, any other compensation payable to Eligible Individuals, and in all cases shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

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(a) Number of Shares and Exercise Price. The number of Shares subject to an Option and the Exercise Price upon exercise of the Option shall be determined by the Committee; provided, however, that the Exercise Price upon exercise of an Option shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of such Option; provided further, that if an Incentive Stock Option shall be granted to any Eligible Employee who, at the time such Option is granted, is a Ten Percent Shareholder, the Exercise Price shall not be less than the Exercise Price (currently one hundred ten percent (110%) of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option.

(b) Option Period, Vesting and Exercisability. The period during which an Option may be exercised shall be determined by the Committee; provided, however, that no Option shall be exercised later than ten (10) years after its date of grant; provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Shareholder, such Option shall not be exercised later than five (5) years after its date of grant; and provided further, that no portion of an Option awarded to a Participant shall become vested and exercisable earlier than one (1) year after the date of grant. The Committee may, in its discretion, determine that an Option is to be granted as a Performance Option and may establish an applicable Performance Period and Performance Goals which shall be satisfied or met as a condition to the exercisability of all or a portion of such Option. An exercisable Option, or portion thereof, may be exercised only with respect to whole Shares.

(c) Method of Exercise. An Option Holder may exercise an Option (i) by giving written notice to the Company specifying the number of whole Shares to be purchased and accompanying such notice with payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash (by certified or bank check or such other instrument as the Company may accept); or (B) if and to the extent permitted by the Committee (aa) by delivery (either actual delivery or by attestation procedures established by the Company) of Shares already owned by the Option Holder having a Fair Market Value, determined as of the date of exercise, equal to the aggregate Exercise Price payable by reason of such exercise; (bb) authorizing the Company to withhold from the Shares to be issued upon exercise of the Option a number of whole Shares having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate Exercise Price to be paid by the Option Holder; (cc) by a cashless exercise through a broker-assisted arrangement to the extent permitted by applicable law; or (dd) through any other method permitted by applicable law approved by the Committee in its sole discretion, in each case to the extent set forth in the Award Agreement relating to the Option; (ii) if applicable, by surrendering to the Company any Tandem SARs which are cancelled by reason of the exercise of the Option; and (iii) by executing such documents as the Company may reasonably request. Any fraction of a Share which would be required to pay such Exercise Price shall be disregarded and the remaining amount due shall be paid in cash by the Option Holder. No Shares shall be issued and no certificate representing Common Stock shall be delivered until the full Exercise Price therefor and any withholding taxes thereon have been paid (or arrangement made for such payment to the Company’s satisfaction).

4.2 Stock Appreciation Rights. The Committee may, in its discretion, grant SARs to such Eligible Individuals as may be selected by the Committee. The Award Agreement relating to a SAR shall specify whether the SAR is a Tandem SAR or a Free-Standing SAR; provided, however, that a Tandem SAR may be granted only at the same time as the Option to which it relates. SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a) Number of SARs and Base Price. The number of SARs subject to an Award shall be determined by the Committee. Any Tandem SAR related to an Incentive Stock Option shall be granted at the same time that such related Incentive Stock Option is granted. The base price of a Tandem SAR shall be the Exercise Price per Share of the related Option. The base price of each Free-Standing SAR shall be determined by the Committee; provided, however, that such base price shall not be less than one hundred percent (100%) of the Fair Market Value of one (1) Share on the date of grant of such SAR.

(b) Exercise Period, Vesting and Exercisability. The period for the exercise of an SAR shall be determined by the Committee; provided, however, that no SAR shall be exercised more than ten (10) years after its grant date; provided further, that no Tandem SAR shall be exercised after the expiration, cancellation, forfeiture, or other termination of the related Option; and provided further, that no portion of an SAR awarded to a Participant shall become vested and exercisable earlier than one (1) year after the date of grant. The Committee may,

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in its discretion, establish Performance Goals that shall be satisfied or met as a condition to the grant of an SAR or to the exercisability of all or a portion of an SAR. The Committee shall determine whether an SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. An exercisable SAR, or portion thereof, may be exercised, whether in the case of a Tandem SAR or a Free-Standing SAR, only with respect to whole Shares. If an SAR is exercised for Shares of Restricted Stock, a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 5.2(c), or such Shares shall be transferred to the holder in book entry form with restrictions on the Shares duly noted, and the holder of such Restricted Stock shall have such rights of a shareholder of the Company as determined pursuant to Section 5.2(d). Prior to the exercise of an SAR, the holder of such SAR shall have no rights as a shareholder of the Company with respect to the Shares subject to such SAR.

(c) Method of Exercise. A Tandem SAR may be exercised (i) by giving written notice to the Company specifying the number of whole SARs that are being exercised, (ii) by surrendering to the Company any Options that are cancelled by reason of the exercise of the Tandem SAR, and (iii) by executing such documents as the Company may reasonably request. A Free-Standing SAR may be exercised (A) by giving written notice to the Company specifying the whole number of SARs that are being exercised, and (B) by executing such documents as the Company may reasonably request.

4.3 Termination of Employment or Service. All of the terms relating to the exercise, cancellation, or other disposition of an Option or SAR upon a termination of employment or service with the Company or a Subsidiary of the holder of such Option or SAR, as the case may be, whether by reason of disability, Retirement, death, or any other reason, shall be determined by the Committee and set forth in the applicable Award Agreement.

4.4 Dividend Equivalents. Notwithstanding anything in an Award Agreement to the contrary, the holder of an Option or SAR shall not be entitled to receive dividend equivalents with respect to the number of Shares subject to such Option or SAR.

4.5 No Repricing. The Committee shall not without the approval of the shareholders of the Company, (i) reduce the Exercise Price or base price of any previously granted Option or SAR, (ii) cancel any previously granted Option or SAR in exchange for another Option or SAR with a lower Exercise Price or base price, or (iii) cancel any previously granted Option or SAR in exchange for cash or another Award if the Exercise Price of such Option or the base price of such SAR exceeds the Fair Market Value of a Share on the date of such cancellation, in each case other than as provided in Section 8.8 in connection with a corporate transaction including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of Shares.

ARTICLE V.

STOCK AWARDS

5.1 Stock Awards. Subject to the limitations of the Plan, the Committee may, in its discretion, grant Stock Awards to Eligible Individuals. The Award Agreement relating to a Stock Award shall specify whether the Stock Award is a Restricted Stock Award, Restricted Stock Unit Award, Deferred Stock Award, or Other Stock-Based Award.

5.2 Restricted Stock Awards. Restricted Stock Awards shall be subject to the following terms and conditions, and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a) Number of Shares and Other Terms. The number of Shares subject to a Restricted Stock Award and the Restriction Period, Performance Period (if any), and Performance Goals (if any) applicable to a Restricted Stock Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Award Agreement relating to a Restricted Stock Award shall provide, in the manner determined by the Committee in its discretion, and subject to the provisions of this Plan, (i) for the vesting of the Shares subject to such Award (A) if the holder of such Award remains continuously in the

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employment or service of the Company or a Subsidiary during the specified Restriction Period, and (B) if specified Performance Goals (if any) are satisfied or met during a specified Performance Period; and (ii) for the forfeiture of the Shares subject to such Award (x) if the holder of such Award does not remain continuously in the employment or service of the Company or a Subsidiary during the specified Restriction Period or (y) if specified Performance Goals (if any) are not satisfied or met during a specified Performance Period. Notwithstanding the foregoing, Awards of Restricted Stock to Participants shall have a vesting period and Restriction Period of at least one (1) year.

(c) Stock Issuance. During the Restriction Period, the Shares of Restricted Stock shall be held by a custodian or trustee in book entry form with restrictions on such Shares duly noted or, alternatively, a certificate or certificates representing a Restricted Stock Award shall be registered in the holder’s name and may bear a legend, in addition to any legend which may be required pursuant to Section 8.7, indicating that the ownership of the Shares represented by such certificate is subject to the restrictions, terms, and conditions of this Plan and the Agreement relating to the Restricted Stock Award. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to the Company of all or a portion of the Shares subject to the Restricted Stock Award in the event such Restricted Stock Award is forfeited in whole or in part. Upon termination of any applicable Restriction Period (and the satisfaction or attainment of any applicable Performance Goals), subject to the Company’s right to require payment of any taxes in accordance with Section 8.6, the restrictions shall be removed from the requisite number of any Shares that are held in book entry form, and all certificates evidencing ownership of the requisite number of Shares shall be delivered to the holder of such Restricted Stock Award.

(d) Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the Award Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the holder of such Restricted Stock Award shall have all rights as a shareholder of the Company, including, but not limited to, voting rights, the right to receive dividends, and the right to participate in any capital adjustment applicable to all holders of Common Stock.

5.3 Restricted Stock Unit Awards. Restricted Stock Unit Awards shall be subject to the following terms and conditions, and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a) Number of Shares and Other Terms. The number of Shares subject to a Restricted Stock Unit Award and the Restriction Period, Performance Period (if any), and Performance Goals (if any) applicable to a Restricted Stock Unit Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Award Agreement relating to a Restricted Stock Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, (A) for the vesting of such Restricted Stock Unit Award (i) if the holder of such Award remains continuously in the employment or service of the Company or a Subsidiary during the specified Restriction Period, and (ii) if specified Performance Goals (if any) are satisfied or met during a specified Performance Period, and (B) for the forfeiture of the Shares subject to such Award (x) if the holder of such Award does not remain continuously in the employment or service of the Company or a Subsidiary during the specified Restriction Period, and/or (y) if specified Performance Goals (if any) are not satisfied or met during a specified Performance Period. Notwithstanding the foregoing, Awards of Restricted Stock Units to Participants shall have a vesting period and Restriction Period of at least one (1) year.

(c) Settlement of Restricted Stock Unit Awards. The Award Agreement relating to a Restricted Stock Unit Award shall specify (i) whether such Award may be paid in Shares or cash, or a combination thereof, and (ii) whether the Participant thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents with respect to the number of Shares subject to such Restricted Stock Unit Award. Any dividend equivalents with respect to Restricted Stock Units that are subject to performance-based vesting conditions shall be subject to the same restrictions as such Restricted Stock Units. Prior to the settlement of a Restricted Stock Unit Award, the Participant shall have no rights as a shareholder of the Company with respect to the Shares subject to such Restricted Stock Unit Award. To the extent payment of a Restricted Stock Unit Award is made in Shares, the Committee shall cause a stock certificate or evidence of book-entry Shares, together with any dividends and other distributions with respect thereto, to be delivered free of any restrictive legend other than as may be required by applicable law or the terms of the Award Agreement.

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5.4 Deferred Stock Awards. Deferred Stock Awards shall be subject to the following terms and conditions, and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a) Number of Shares and Other Terms. The number of Shares subject to a Deferred Stock Award and the deferral period, restrictions (if any) to which the Deferred Stock Award is subject shall be determined by the Committee. Notwithstanding the foregoing, Deferred Stock Awards to Participants shall have a vesting or restriction period of at least one (1) year.

(b) Payment of Deferred Stock Awards. Upon expiration of the deferral period and other restrictions (if any) specified in the Award Agreement for the Deferred Stock, subject to the Company’s right to require payment of any taxes in accordance with Section 8.6, the Committee shall cause a stock certificate or evidence of book-entry Shares, together with any dividends and other distributions with respect thereto, to be delivered free of any restrictive legend other than as may be required by applicable law or the terms of the Award Agreement.

5.5 Other Stock-Based Awards. Subject to the limitations of the Plan, the Committee may, in its discretion, grant Other Stock-Based Awards to Eligible Individuals. Other Stock-Based Awards shall be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares, as determined by the Committee to be consistent with the purposes of the Plan, including, without limitation, Shares awarded purely as a “bonus” or other “incentive” whether or not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights, and Awards valued by reference to the book value of Shares or the value of securities of, or the performance of, the Company or specified Subsidiaries. The Committee shall determine the terms and conditions of such Other Stock-Based Awards, which may include attainment of Performance Goals. Shares delivered pursuant to an Other Stock-Based Award in the nature of a purchase right granted under this Section 5.5 shall be purchased for such consideration, and paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards, or other property, as the Committee shall determine. Notwithstanding the foregoing, Other Stock-Based Awards to Participants containing a vesting or Performance Period shall have a vesting period or Performance Period of at least one (1) year.

5.6 Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Goals and the termination of the Restriction Period or Performance Period relating to a Stock Award, or any forfeiture and cancellation of such Stock Award upon a termination of employment or service with the Company or a Subsidiary of the holder of such Award, whether by reason of disability, Retirement, death or any other reason, shall be determined by the Committee and set forth in the applicable Award Agreement.

ARTICLE VI.

PERFORMANCE AWARDS

6.1 Performance Awards. Subject to the limitations of the Plan, the Committee may, in its discretion, grant Performance Awards to such Eligible Individuals, including Covered Employees, as may be selected by the Committee.

6.2 Terms of Performance Awards. Performance Awards shall be subject to the following terms and conditions, and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a) Amount and Value of Performance Award and Performance Goals. The method of determining the amount and value of the Performance Award, and the Performance Goals and Performance Period applicable to a Performance Award, shall be determined by the Committee.

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(b) Vesting and Forfeiture. The Award Agreement relating to a Performance Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for (i) the vesting of such Performance Award if the specified Performance Goals are satisfied or met during the specified Performance Period, and (ii) for the forfeiture of such Performance Award if the specified Performance Goals are not satisfied or met during the specified Performance Period.

(c) Settlement and Payment of Performance Awards. The Award Agreement relating to a Performance Award shall specify whether such Award may be settled and paid in Shares (including Shares of Restricted Stock) or cash, or a combination thereof. If a Performance Award is settled in Shares of Restricted Stock, such Shares of Restricted Stock shall be issued to the Participant in book entry form, or a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 5.2(c) and the holder of such Restricted Stock shall have such rights as a shareholder of the Company as determined pursuant to Section 5.2(d). Any dividends or dividend equivalents with respect to a Performance Award that is subject to performance-based vesting conditions shall be subject to the same restrictions as such Performance Award. Prior to the settlement of a Performance Award in Shares, including Shares of Restricted Stock, the holder of such Performance Award shall have no rights as a shareholder of the Company.

6.3 Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Goals and the termination of the Performance Period relating to a Performance Award, or any forfeiture and cancellation of such Performance Award upon a termination of employment or service of the Participant with the Company or a Subsidiary, whether by reason of disability, Retirement, death, or any other reason, shall be determined by the Committee and set forth in the applicable Award Agreement.

6.4 Code Section 162(m).

(a) In General. Notwithstanding anything in the Plan to the contrary, Performance Awards to Participants who are Covered Employees may be granted in a manner which is deductible by the Company under Section 162(m) of the Code. As determined by the Committee in its sole discretion, the grant, vesting, exercisability and/or settlement of any Performance Award shall be conditioned on the attainment of Performance Goals during a Performance Period established by the Committee. Any such Performance Award must meet the requirements of this Section 6.4.

(b) Establishment of Performance Goals. With respect to Performance Awards to Participants who are Covered Employees, the Committee shall establish (i) the applicable Performance Goals and Performance Period, (ii) the formula for computing the Performance Award, and (iii) such other terms and conditions applicable to the Performance Award in writing while the outcome of the applicable Performance Period is substantially uncertain, but in no event later than the earlier of: (A) ninety (90) days after the beginning of the applicable Performance Period; or (B) the expiration of twenty-five percent (25%) of the applicable Performance Period.

(c) Certification of Performance. With respect to Performance Awards to Participants who are Covered Employees and that are intended to constitute Performance-Based Compensation, the Committee shall certify in writing whether the applicable Performance Goals and other material terms imposed on such Performance Awards have been satisfied, and, if they have, ascertain the amount of the applicable Performance Award. No such Performance Award shall be granted, vested, exercisable and/or settled, as the case may be, until the Committee makes such certification.

(d) Modifying Performance Awards. The Committee may provide in any Performance Award intended to qualify as Performance-Based Compensation that any evaluation of performance may include or exclude the impact, if any, on reported financial results of any of the following events that occurs during a Performance Period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) changes in tax laws, GAAP or other laws or accounting standards, (iv) reorganization or restructuring programs, (v) acquisitions or divestitures, (vi) foreign exchange gains and losses or (vii) gains and losses that are treated as extraordinary items under Accounting Standards Codification Topic 225. Such inclusions or exclusions shall be prescribed in a form and at a time that meets the requirements of Code Section 162(m) for qualification of the Performance-Based Compensation.

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(e) Adjustment of Performance-Based Compensation. The Committee shall have no discretion to increase the amount payable pursuant to Performance Awards that are intended to qualify as Performance-Based Compensation beyond the amount that would otherwise be payable upon attainment of the applicable Performance Goal(s). The Committee shall, however, retain the discretion to decrease the amount payable pursuant to such Performance Awards below the amount that would otherwise be payable upon attainment of the applicable Performance Goal(s), either on a formula or discretionary basis or any combination, as the Committee determines, in its sole discretion, provided, however that such exercise of Committee discretion does not cause the Performance Award to fail to qualify as Performance-Based Compensation.

(f) Committee Discretion. In the event that applicable tax or securities laws change to permit Committee discretion to alter the governing Performance Goals or permit flexibility with respect to the terms of any Performance Award or Awards to be treated as Performance-Based Compensation without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that are not intended to qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Goals other than those set forth in Article IX.

ARTICLE VII.

ANNUAL CASH INCENTIVE AWARDS

Subject to the terms of the Plan, and, to the extent the Awards are intended to be Performance Awards that are Performance-Based Compensation, the Committee will determine all terms and conditions of an Annual Cash Incentive Award, including but not limited to the Performance Goals, Performance Period, the potential amount payable, and the timing and form of payment, subject to the following: (a) the Committee must require that payment of all or any portion of the amount subject to the Annual Cash Incentive Award is contingent on the achievement of one or more Performance Goals during the Performance Period the Committee specifies, although the Committee may specify that all or a portion of the Performance Goals subject to an Award is deemed achieved upon a Participant’s death, disability or, for Eligible Employees other than Covered Employees, Retirement, or such other circumstances as the Committee may specify; and (b) the Performance Period must relate to a period of one (1) fiscal year of the Company except that, if the Award is made in the year the Plan becomes effective, at the time of commencement of employment with the Company or on the occasion of a promotion, then the Award may relate to a period shorter than one (1) fiscal year.

ARTICLE VIII.

GENERAL

8.1 Effective Date and Term of Plan. The Plan shall be submitted to the shareholders of the Company for approval at the Company’s 2017 annual meeting of shareholders and, if so approved, the Plan shall become effective as of the date approved by the Company’s shareholders. The Plan shall automatically terminate the day before the ten (10) year anniversary of its Effective Date, unless terminated earlier by the Board. Termination of the Plan shall not affect the terms or conditions of any Award granted prior to termination. Awards hereunder may be made at any time prior to the termination of the Plan. In the event that the Plan is not approved by the shareholders of the Company, the Plan shall be void and of no force or effect. The Board may suspend or terminate the Plan in whole or in part at any time prior to the ten (10) year anniversary of its Effective Date; provided, however, that all Awards theretofore granted that are then outstanding shall remain outstanding on the terms and conditions set forth in the Award Agreement evidencing such Awards.

8.2 Amendments.

(a) The Board may amend the Plan as it shall deem advisable; provided, however that no amendment to the Plan shall be effective without the approval of the Company’s shareholders if (i) shareholder approval is required by applicable law, rule or regulation, including Section 162(m) of the Code, or any applicable stock exchange rule on which the Shares are traded; or (ii) such amendment seeks to modify Section 4.5 hereof; provided further, that no amendment may impair the rights of a holder of an outstanding Award without the consent of such holder subject to Section 8.2(b) below and Sections 8.3, 8.8 and 8.15 of the Plan.

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(b) Notwithstanding any other provision of the Plan to the contrary, the Board may amend the Plan and the Board or the Committee may amend an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to (i) any law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder, and (ii) any applicable exchange requirements. By accepting an Award under the Plan, a Participant agrees to any amendment made pursuant to this paragraph (b) to the Plan and any Award Agreement without further consideration or action.

8.3 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.

(a) Except as may be limited by Section 162(m) of the Code with respect to Awards intended to qualify as Performance Based Compensation, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 8.8) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(b) The Committee or its authorized delegate shall retain the discretion to decrease the amount payable pursuant to an Annual Cash Incentive Award below the amount that would otherwise be payable upon attainment of the applicable Performance Goal(s) over the applicable Performance Period, either on a formula or discretionary basis or any combination, as the Committee or its authorized delegate determines is appropriate.

(c) Any subplan may provide that the Committee or its authorized delegate shall retain the discretion to decrease the amount payable pursuant to an Annual Cash Incentive Award under such subplan below the amount that would otherwise be payable upon attainment of the applicable Performance Goal(s) over the applicable Performance Period, either on a formula or discretionary basis or any combination, as the Committee or its authorized delegate determines is appropriate.

(d) The determination of the Committee (or its authorized delegate, if applicable) as to any adjustments made pursuant to paragraphs (a), (b) and (c) above shall be conclusive and binding on Participants under the Plan. By accepting an Award under the Plan, a Participant agrees to any adjustment to the Award made pursuant to this Section 8.3 without further consideration or action.

8.4 Award Agreement. Each Award under the Plan shall be evidenced by an Award Agreement setting forth the terms and conditions applicable to such Award. No Award shall be valid until an Award Agreement is executed by the Company and, to the extent required by the Company, either executed by the Participant or accepted by the Participant by electronic means approved by the Company within the time period specified by the Company. Upon such execution, or electronic acceptance, and delivery of the Award Agreement to the Company, such Award shall be effective as of the effective date set forth in the Award Agreement.

8.5 Non-Transferability. No Award shall be transferable other than by will, the laws of descent and distribution, or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the Award Agreement relating to such Award, to the holder’s family members, a trust or entity established by the holder for estate planning purposes, or a charitable organization designated by the holder, in each case without consideration. Except to the extent permitted by the foregoing sentence or the Award Agreement relating to an Award, each Award may be exercised or settled during the holder’s lifetime only by the holder or the holder’s legal representative or similar person. Except as permitted by the second preceding sentence, no Award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise), or be subject to execution, attachment, or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber, or otherwise dispose of any Award, such Award and all rights thereunder shall immediately become null and void. Any transferee of the Participant’s rights shall succeed and be subject to all of the terms of the transferred Award and the Plan, including restrictions on further transferability,

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compliance with applicable securities laws, and providing required investment representations. Notwithstanding any provision of the Plan to the contrary, no Incentive Stock Option may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided, however, that at the discretion of the Committee, an Incentive Stock Option may be transferred to a grantor trust under which Participant making the transfer is the sole beneficiary.

8.6 Tax Withholding. Prior to the issuance or delivery of any Shares or the payment of any cash pursuant to an Award made hereunder, the Company shall have the right to require payment by the holder of such Award of any federal, state, local, or other taxes which may be required to be withheld or paid in connection with such Award. An Award Agreement may provide that (a) the Company shall withhold whole Shares which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an Award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation, or (b) the holder may satisfy any such obligation by any of the following means: (i) a cash payment to the Company; (ii) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole Shares having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; (iii) authorizing the Company to withhold whole Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, in either case equal to the amount necessary to satisfy any such obligation; (iv) in the case of the exercise of an Option, a cash payment by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, or (v) any combination of (i), (ii) and (iii), in each case to the extent set forth in the Award Agreement relating to the Award. Shares to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate. Any fraction of a Share which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

8.7 Restrictions on Shares. Each Award made hereunder shall be subject to the requirement that, if at any time, the Company determines that the listing, registration, or qualification of the Shares subject to such Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action, is necessary or desirable as a condition of, or in connection with, the delivery of Shares thereunder, such Shares shall not be delivered unless such listing, registration, qualification, consent, approval, or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing Shares delivered pursuant to any Award made hereunder bear a legend indicating that the sale, transfer, or other disposition thereof by the holder is prohibited except in compliance with applicable securities laws.

8.8 Adjustment.

(a) In the event of any equity restructuring that causes the per share value of Shares to change (such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through an extraordinary dividend), then (i) the number and class of securities available under this Plan, (ii) the number and class of securities subject to each outstanding Option or SAR and the Exercise Price or base price per Share, (iii) the terms of each outstanding Stock Award, including the number and class of securities subject thereto, (iv) the terms of each outstanding Performance Award, (v) the maximum number of securities with respect to which Options or SARs may be granted during any fiscal year of the Company to any one grantee, (vi) the maximum number of Shares that may be awarded during any fiscal year of the Company to any one grantee pursuant to a Stock Award that is subject to Performance Goals or a Performance Award, and (vii) the maximum amount that may be payable pursuant to any Performance Award denominated in cash granted during any fiscal year of the Company to any one grantee, shall be appropriately and equitably adjusted by the Committee in order to prevent dilution or enlargement of the rights of Participants (such adjustments to be made in the case of outstanding Options and SARs without an increase in the aggregate purchase price or base price and in accordance with Section 409A).

(b) In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in Section 8.8(a) may be made, as determined to be appropriate and equitable, by the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) to prevent dilution or enlargement of rights of Participants.

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(c) The decision of the Committee regarding any such adjustment described in Sections 8.8(a) and (b) shall be final, binding, and conclusive. If any such adjustment would result in a fractional security or Share being (i) available under this Plan, such fractional security or Share shall be disregarded, or (ii) subject to an Award under this Plan, the Company shall pay the holder of such Award, in connection with the first vesting, exercise, or settlement of such Award, in whole or in part, occurring after such adjustment, an amount in cash determined by multiplying (A) the fraction of such security (rounded to the nearest hundredth) by (B) the excess, if any, of (aa) the Fair Market Value on the vesting, exercise, or settlement date over (bb) the Exercise Price or base price, if any, of such Award.

8.9 Change in Control. Notwithstanding any other provision of the Plan to the contrary, and unless otherwise provided in the Award Agreement, in the event of a Change in Control, the following provisions shall apply to Eligible Employees who are Participants:

(a) Any Options and Stock Appreciation Rights outstanding which are not then exercisable and vested, shall become fully exercisable and vested upon the termination of the Participant’s employment with the Company and its Affiliates without Cause or for Good Reason during the Applicable Period.

(b) The restrictions applicable to any Restricted Stock, Restricted Stock Unit Award, or other Stock Award which are not performance-based shall lapse and such Restricted Stock or Restricted Stock Unit or other Stock Award shall become free of all restrictions and become fully vested and transferable upon the termination of the Participant’s employment without Cause or for Good Reason during the Applicable Period.

(c) The conditions applicable to any Performance Award shall be deemed satisfied at the target level and shall become free of all restrictions and become fully vested and transferable upon the termination of the Participant’s employment without Cause or for Good Reason during the Applicable Period.

For purposes of this Section 8.9 and unless otherwise provided in the Award Agreement, the term “Applicable Period” means the twenty-four (24) month period ending on the second year anniversary of a Change in Control.

In order to maintain the Participants’ rights in the event of a Change in Control, the Committee, as constituted before such Change in Control, is hereby authorized, and has sole discretion, as to any Award, either in an Award Agreement at the time such Award is made hereunder or any time thereafter, to take any one or more of the following actions: (i) provide for the cancellation, cash-out, or purchase of any such Award for an amount of cash or Shares or any combination thereof equal to the amount that could have been attained upon the exercise of such Award or realization of the Participant’s rights, had such Award been currently exercisable or payable; (ii) cause any such Award then outstanding to be assumed, or new rights substituted therefore, by the acquiring or surviving corporation after such Change in Control. The Committee may, in its discretion, include such further provisions and limitations in any Award Agreement, as it may deem equitable and in the best interests of the Company; or (iii) in the case of any Option or SAR with an Exercise Price or base price that equals or exceeds the price paid for a Share in connection with a Change in Control, the Committee may cancel such Option or SAR without the payment of consideration therefor.

8.10 Deferrals. The Committee may determine that the delivery of Shares or the payment of cash, or a combination thereof, upon the settlement of all or a portion of any Award made hereunder shall be deferred; or the Committee may, in its sole discretion, approve deferral elections made by holders of Awards. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to compliance with the requirements of Section 409A.

8.11 No Right of Participation, Employment, or Service. Unless otherwise set forth in an employment agreement, no person shall have any right to participate in the Plan. Neither this Plan nor any Award made hereunder shall confer upon any person any right to continued employment by, or service with, the Company or any Subsidiary, or affect in any manner the right of the Company or any Subsidiary, to terminate the employment of any person at any time without liability hereunder.

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8.12 Rights as Shareholder. No person shall have any right as a shareholder of the Company with respect to any Shares or other equity security of the Company which is subject to an Award hereunder, unless and until such person becomes a shareholder of record with respect to such Shares or equity security.

8.13 Designation of Beneficiary. To the extent permitted by the Committee, a holder of an Award may file with the Company a written designation of one or more persons as such holder’s beneficiary or beneficiaries (both primary and contingent) in the event of the holder’s death or incapacity. To the extent an outstanding Option or SAR granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such Option or SAR pursuant to procedures prescribed by the Company. Each beneficiary designation shall become effective only when filed in writing with the Company during the holder’s lifetime, on a form prescribed by the Company. The spouse of a married holder domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Company of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a holder fails to designate a beneficiary, or if all designated beneficiaries of a holder predecease the holder, then each outstanding Award held by such holder, to the extent vested or exercisable, shall be payable to, or may be exercised by, such holder’s executor, administrator, legal representative, or similar person.

8.14 Governing Law. This Plan, each Award hereunder, and the related Award Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Florida and construed in accordance therewith without giving effect to principles of conflicts of laws. The federal and state courts having jurisdiction in the county in the State of Florida in which the Company’s headquarters are located shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of the Plan. By accepting any Option, SAR or other Award granted under this Plan, the Eligible Individual, and any other person claiming any rights under the Plan, agrees to submit himself or herself, and any such legal action as he or she shall bring under the Plan, to the sole jurisdiction of such courts for the adjudication and resolution of any such disputes.

8.15 Clawback, Forfeiture, or Recoupment. All Awards shall be subject to forfeiture, recoupment or other penalties pursuant to any Company clawback policy, as may be adopted or amended from time to time by the Company, and such forfeiture, recoupment or other penalties as determined by the Committee.

8.16 Compliance with Section 409A. To the extent that the Plan and/or any Options, SARs or other Awards granted or awarded under the Plan are construed to be non-qualified deferred compensation plans described in Section 409A, the Plan and any Award Agreements, as applicable, shall be operated, administered and construed so as to comply with the requirements of Section 409A. The Plan and any Award Agreements shall be subject to amendment, with or without advance notice to Participants, Option Holders and other interested parties, and on a prospective or retroactive basis, including, but not limited to, amendment in a manner that adversely affects the rights of Participants, Option Holders and other interested parties, to the extent necessary to effect compliance with Section 409A.

8.17 Compliance with Section 304 of Sarbanes-Oxley. If the Company is required to prepare an accounting restatement due to the Company’s material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, and to the extent that the Chief Executive Officer and Chief Financial Officer of the Company are required by Section 304 of the Sarbanes-Oxley Act of 2002 to reimburse the Company for (a) any bonus or other incentive-based or equity-based compensation received, or (b) any profits from the sale of Company securities realized, during the twelve (12) month period following the first public issuance or filing with the Securities and Exchange Commission (whichever occurs first) of the document giving rise to the reporting requirement, each such officer shall forfeit the portions or entirety of any Options, SARs or other Awards that result in such compensation or profits. This Section 8.17 shall not be interpreted to limit the scope of any officer’s obligation under Section 304 of the Sarbanes-Oxley Act of 2002. Each term within this Section 8.17 that is not defined herein shall have the meaning ascribed to it pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, as amended.

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8.18 Compliance with Section 10D of the Exchange Act. To the extent that the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, and any Options, SARs or other Awards granted or awarded under the Plan are construed to be incentive-based compensation received by an executive officer during the three (3) year period preceding the date on which such requirement arises, based on the erroneous data, then the executive officer shall repay the Company any amount of such compensation that was received based on such Options, SARs or other Awards in excess of what would have been received under the accounting restatement. In order to effect this repayment, outstanding Options, SARs or other Awards shall be forfeited to the extent that the Committee determines, in its sole discretion, that such Options, SARs or other Awards resulted in such compensation being received and such forfeitures would result in repayment of such compensation. This Section 8.18 shall not be interpreted to limit the scope of any executive officer’s obligation under any other policy of the Company with respect to repayment of compensation following such material noncompliance. Each term within this Section 8.18 that is not defined herein shall have the meaning ascribed to it pursuant to Section 10D of the Exchange Act as implemented in the listing requirements of any national securities exchange on which the Company lists or seeks to list its securities.

8.19 Code Section 83(b) Elections. If and to the extent permitted by the Committee and specified in an Award Agreement other than a Restricted Stock Award that is a Performance Award, a Participant may be permitted or required to make an election under Section 83(b) of the Code to include the compensation related thereto in income for federal income tax purposes at the time of issuance of the Shares to such Participant instead of at a subsequent vesting date. In such event, the Shares issued prior to their vesting date shall be issued in certificated form only, and the certificates therefor shall bear the legend as the Committee, in its discretion, may specify. In the event of the Participant’s termination of service prior to the relevant vesting date or forfeiture of the Shares for any other reason, the Participant shall be required to return all forfeited Shares to the Company without consideration therefor (other than a refund to the Participant or his or her estate of an amount equal to the lesser of the amount paid by the Participant for the Shares upon their issuance or the Fair Market Value of the Shares on the date of forfeiture).

8.20 Election to Defer Income Tax Liability Pursuant to Deferred Compensation Program. To the extent permitted by the Committee, the Participant receiving an Award (other than an Option or a Stock Appreciation Right) may elect to defer the income tax liability associated therewith pursuant to the terms of a nonqualified deferred compensation plan of the Employer in which the Participant is eligible to participate and which complies with the requirements of Section 409A.

8.21 Successors and Assigns. The Plan shall be binding on all successors and assigns of the Company and each Participant, including without limitation, the estate of such Participant and the executor, administrator of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

8.22 Unfunded Plan. The Plan is unfunded and neither the Company nor the Board nor the Committee shall be required to establish any fund or to segregate any assets relating thereto.

8.23 Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and the Committee may make non-uniform Awards and selective determinations, amendments and adjustments, and enter into non-uniform and selective Award Agreements.

8.24 Plan Headings. The headings in the Plan are for convenience only and are not intended to define or limit the construction of Plan provisions.

ARTICLE IX.

CERTAIN DEFINITIONS

“Affiliate” means any entity that, directly or through one or more intermediaries, controls or is controlled by or is under common control with the Company.

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“Annual Cash Incentive Award” means an Award pursuant to Article I consisting of the right to receive a cash payment to the extent Performance Goals are achieved and/or other requirements of the Award are met.

“Applicable Period” has the meaning set forth in Section 8.9.

“Award” means any award or payment permitted or granted under the Plan, including Nonqualified Stock Options, Incentive Stock Options, SARs, Stock Awards, Performance Awards, Substitute Awards, and Annual Cash Incentive Awards.

“Award Agreement” means the written or electronic agreement evidencing an Award hereunder between the Company and the recipient of such Award, which may include a notice evidencing the Award, which agreement shall to the extent required by Section 409A, or required to satisfy an exception to Section 409A, specify the time and form of payment of the Award.

“Board” means the Board of Directors of the Company.

“Cause” means any one or more of the following:

(a) for an Eligible Individual who is neither a Non-Employee Director nor an Eligible Employee of the Company or any Subsidiary regulated by the Federal Deposit Insurance Corporation, termination of employment with the Employer upon the occurrence of any of the following:

(i)	the Eligible Individual intentionally engages in dishonest conduct in connection with his or her performance of services for the Employer resulting in his or her conviction of or plea of guilty or nolo contendere to a felony;

(ii)	the Eligible Individual is convicted of, or pleads guilty or nolo contendere to, a felony or any crime involving moral turpitude;

(iii)	the Eligible Individual willfully fails or refuses to perform his or her duties under any employment or retention agreement and fails to cure such breach within sixty (60) days following written notice thereof from the Employer;

(iv)	the Eligible Individual breaches his or her fiduciary duties to the Employer for personal profit; or

(v)	the Eligible Individual willfully breaches or violates any law, rule or regulation (other than traffic violations or similar offenses), or final cease and desist order in connection with his or her performance of services for the Employer;

(b) for an Eligible Individual who is an Eligible Employee of the Company or any Subsidiary regulated by the Federal Deposit Insurance Corporation, termination of employment for personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or for any reason constituting cause for termination under any written employment agreement between the Employer and such Eligible Individual, in each case as measured against standards generally prevailing at the relevant time in the savings and community banking industry; provided, however, that such Eligible Individual shall not be deemed to have been discharged for cause unless and until he or she shall have received a written notice of termination from the Board, which notice shall be given to such individual not later than five (5) business days after the board of directors of the Employer adopts, and shall be accompanied by, a resolution duly approved by affirmative vote of a majority of the entire board of directors of the Employer at a meeting called and held for such purpose (which meeting shall be held not less than fifteen (15) days nor more than thirty (30) days after notice to the individual), at which meeting there shall be a reasonable opportunity for the individual to make oral and written presentations to the members of the board of directors of the Employer, on his or her own behalf, or through a representative, who may be his or her legal counsel, to refute the grounds for the proposed determination, finding that in the good faith opinion of the board of directors of the Employer grounds exist for discharging the Eligible Individual for cause;

(c) for an Eligible Individual who is a Non-Employee Director, removal for cause under the terms of any law, rule or regulation applicable to the entity upon whose board of directors the individual serves as a Non-Employee Director; or

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“Change in Control” means the occurrence of any of the following after the Effective Date:

(a) any event (other than an event described in paragraph (c) below) upon which any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act), other than (i) a trustee or other fiduciary holding securities under an employee benefit plan maintained for the benefit of employees of the Company; (ii) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (iii) any group constituting a person in which employees of the Company are substantial members, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities issued by the Company representing more than fifty percent (50%) or more of the combined voting power of all of the Company’s then outstanding securities; or

(b) any event upon which the individuals who, on the date the Plan is adopted, are members of the Board, together with individuals whose election by the Board or nomination for election by the Company’s shareholders was approved by the affirmative vote of at least two-thirds (2/3) of the members of the Board then in office who were either members of the Board on the Effective Date or whose nomination or election was previously so approved, cease for any reason to constitute a majority of the members of the Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company; or

(c) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation following which both of the following conditions are satisfied:

(i)	either (A) the members of the Board immediately prior to such merger or consolidation constitute at least a majority of the members of the governing body of the institution resulting from such merger or consolidation; or (B) the shareholders of the Company own securities of the institution resulting from such merger or consolidation representing fifty percent (50%) or more of the combined voting power of all such securities of the resulting institution then outstanding in substantially the same proportions as their ownership of voting securities of the Company immediately before such merger or consolidation; and

(ii)	the entity which results from such merger or consolidation expressly agrees in writing to assume and perform the Company’s obligations under the Plan; or

(d) the approval of the shareholders of the Company of a plan of complete liquidation of the Company or of an agreement for the sale or disposition by the Company of all or substantially all of its assets; and

(e) any event that would be described in paragraphs (a), (b), (c) or (d) above if the word “Bank” were substituted for the “Company” therein.

In no event, however, shall a Change in Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company or a Subsidiary, by the Company or any other Subsidiary, or by any employee benefit plan maintained by any of them.

Notwithstanding the foregoing, with respect to an Award that (i) is subject to Section 409A, and (ii) provides for a Change in Control to accelerate the timing of payment thereunder, the term “Change in Control” shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as defined in Section 409A, but only to the extent inconsistent with the above definition, and only to the minimum extent necessary to comply with Section 409A as determined by the Committee.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a Code section shall be deemed to include the regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board or such other committee of Non-Employee Directors of the Board as may be designated by the Board from time to time, which shall consist of two or more members of the Board who (i) are not current or former officers or employees of the Company or any Subsidiary, (ii) are “outside directors” to the extent required by and within the meaning of Code Section 162(m), (iii) are “non-employee directors” to the extent required by and within the meaning of Rule 16b-3 under the Exchange Act or any similar applicable rule which may subsequently be in effect, and (iv) who are independent directors

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within the meaning of the rules of the principal national stock exchange on which the Common Stock is then traded. Notwithstanding the foregoing, during any time period that Awards to Non-Employee Directors are granted by Board, all references to the “Committee” in the Plan with respect to Awards to Non-Employee Directors shall mean the Board.

“Common Stock” means the common stock, par value $5.00 per share, of the Company, and all rights appurtenant thereto, which may be authorized and unissued or treasury shares or such other shares as may be substituted pursuant to the Plan.

“Company” means Stonegate Bank, a corporation organized and existing under the laws of the State of Florida, and any successor thereto.

“Covered Employee” means for any taxable year of the Company, an Employee who is, or who the Committee determines is reasonably likely to be, a “covered employee” within the meaning of Code Section 162(m) with the interpretation contained in Internal Revenue Service Notice 2007-49.

“Deferred Stock” means a right granted to a Participant to receive Shares, to the extent vested, at the end of a specified deferral period.

“Deferred Stock Award” means an Award of Deferred Stock granted pursuant to Section 5.4 the Plan.

“Early Retirement” means termination of all service for the Employer at or after attainment of age fifty-five (55) and the completion of at least ten (10) consecutive years of Service.

“Effective Date” has the meaning set forth in Section 1.2.

“Eligible Employee” means any employee of the Company or a Subsidiary (or any individual to whom an offer of employment with the Company or any Subsidiary is extended), whom the Committee or its delegees under the Plan may select to receive an Award; provided, however, that for purposes of Awards of Incentive Stock Options, an Eligible Employee means an employee of the Company or any Subsidiary within the meaning of Code Section 424.

“Eligible Individual” means any Eligible Employee or Non-Employee Director.

“Employer” means the Company any Subsidiary and any successor thereto. With respect to any Eligible Individual, “Employer” shall mean the entity that employs such Eligible Individual or upon whose board of directors such Eligible Individual serves.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the price per Share at which Shares subject to an Option may be purchased upon exercise of the Option.

“Fair Market Value” means, with respect to a Share on a specified date:

(a) the final reported sales price on the date in question (or if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) as reported in the principal consolidated reporting system with respect to securities listed or admitted to trading on the principal United States securities exchange on which the Shares are listed or admitted to trading, as of the close of the market in New York City and without regard to after-hours trading activity; or

(b) if the Shares are not listed or admitted to trading on any such exchange, the closing bid quotation with respect to a Share on such date, as of the close of the market in New York City and without regard to after-hours trading activity, on the National Association of Securities Dealers Automated Quotations System, or, if no such quotation is provided, on another similar system, selected by the Committee, then in use; or

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(c) if paragraphs (a) and (b) are not applicable, the Fair Market Value shall be determined by the Committee in good faith and in accordance with Section 409A.

“Free-Standing SAR” means an SAR which is not granted in tandem with, or by reference to, an Option, which entitles the holder thereof to receive, upon exercise, cash or Shares (which may be Restricted Stock) with an aggregate value equal to the excess of the Fair Market Value of one (1) Share on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised.

“GAAP” means generally accepted accounting principles, as amended from time to time and applied in preparing the financial statements of the Company.

“Good Reason” means the following, unless otherwise provided in an Award Agreement: (i) to the extent defined in a Participant’s employment, Change in Control severance or similar agreement, the term “Good Reason” shall have the same meaning as set forth in such agreement with respect to such Participant or (ii) in the case of any Participant not covered by clause (i), the term “Good Reason” means the occurrence of one or more of the following without Participant’s consent, which circumstances are not remedied by the Company within thirty (30) days of the Company’s receipt of a written notice from the Participant of such circumstance(s), which notice must be given by Participant within ninety (90) days of the initial occurrence of the circumstance(s): (A) a material diminution in Participant’s base compensation; (B) a material diminution in the Participant’s authority, duties, or responsibilities; or (C) a change in the geographic location at which Participant must perform his or her duties that is more than fifty (50) miles from the location of Participant’s principal workplace immediately prior to the Change in Control.

“Incentive Stock Option” means a right of an Eligible Employee to purchase Shares that meets the requirements of Section 422 of the Code, or any successor provision, which is intended by the Committee to constitute an Incentive Stock Option.

“Non-Employee Director” means any director of the Company or any Subsidiary who is not an officer or employee of the Company or any Subsidiary.

“Nonqualified Stock Option” means a right of an Eligible Individual to purchase Shares which is not an Incentive Stock Option.

“Option” means a right to purchase Shares which is granted pursuant to Section 4.1, and may be either an Incentive Stock Option or a Nonqualified Stock Option.

“Option Holder” means, at any relevant time with respect to an Option, the person having the right to exercise the Option.

“Other Stock-Based Award” means an Award that is denominated or payable in, valued by reference to, or otherwise based on or related to, Shares.

“Participant” means any Eligible Individual selected to receive an Award by the Committee.

“Performance Award” means an Award described in Article VI that is intended to be Performance-Based Compensation and consists of a right to receive an amount of cash, Shares, or a combination of both, contingent upon the attainment of specified Performance Goals within a specified Performance Period, and may be a Performance Unit Award, or a performance-based Restricted Stock Award, Restricted Stock Unit Award, or Other Stock-Based Award, or an Annual Cash Incentive Award.

“Performance-Based Compensation” means performance-based compensation within the meaning of Treasury Regulation Sections 1.162-27(e)(2) through (e)(5).

“Performance Goals” means the criteria and objectives, established by the Committee, which shall be satisfied or met (a) as a condition to the grant or exercisability of all or a portion of an Option or SAR, or (b) during the applicable Restriction Period or Performance Period as a condition to the vesting of an Award or the payment with respect to an Award, as applicable.

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To the extent necessary for an Award to be Performance-Based Compensation, such criteria and objectives shall be one (1) or more (either alone or in combination) of the following Company-wide or Bank, Subsidiary, division, operating unit, or individual measures:

(i)	basic earnings per Share;

(ii)	basic cash earnings per Share;

(iii)	diluted earnings per Share;

(iv)	diluted cash earnings per Share;

(v)	net income;

(vi)	cash earnings;

(vii)	net interest income;

(viii)	non-interest income;

(ix)	general and administrative expense to average assets ratio;

(x)	cash general and administrative expense to average assets ratio;

(xi)	efficiency ratio;

(xii)	cash efficiency ratio;

(xiii)	return on average assets;

(xiv)	cash return on average assets;

(xv)	cash return on average tangible assets;

(xvi)	return on average tangible assets;

(xvii)	return on average shareholders’ equity;

(xviii)	cash return on average shareholders’ equity;

(xix)	return on average tangible shareholders’ equity;

(xx)	cash return on average tangible shareholders’ equity;

(xxi)	total shareholder return;

(xxii)	core earnings;

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(xxiii)	operating income;

(xxiv)	net interest rate spread;

(xxv)	loan production volume;

(xxvi)	non-performing loans;

(xxvii)	cash flow;

(xxviii)	strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, goals relating to acquisitions or divestitures, or goals relating to capital raising and capital management;

(xxviii)	any combination of the foregoing; and

(xxx)	except in the case of a Covered Employee, any other performance criteria established by the Committee.

Performance Goals may be expressed on an absolute and/or relative basis, or a before- or after-tax basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, and/or published or special index, and may be applied on a consolidated basis or to individual business units, divisions or Subsidiaries, and/or may include or exclude the impact on reported financial results of any of the items set forth in Section 6.4(d).

Performance Goals that have meanings ascribed to them by GAAP shall have the meanings assigned to them under GAAP as in effect and applied to the Company on the date on which the Performance Goals are established, without giving effect to any subsequent changes in GAAP, unless the Committee specifically provides otherwise when it establishes the Performance Goals. Performance Goals based upon cash earnings or cash returns shall refer to or be calculated based upon net income adjusted to exclude non-cash charges for goodwill amortization and non-cash amortization expenses relating to employee stock ownership plans and restricted stock plans and (if applicable) related tax benefits, unless the Committee specifically provides otherwise when it establishes the Performance Goals. Performance Goals based upon cash general and administrative expenses shall refer to general and administrative expenses, calculated in accordance with GAAP, adjusted to eliminate non-cash charges for goodwill amortization and non-cash amortization expenses relating to employee stock ownership plans and restricted stock plans and (if applicable) related tax benefits, unless the Committee specifically provides otherwise when it establishes the Performance Goals.

Performance Goals shall be subject to such other special rules and conditions as the Committee may establish; provided, however, that to the extent such Performance Goals relate to Awards to Covered Employees, such special rules and conditions shall not be inconsistent with the provisions of Treasury Regulation Section 1.162-27(e) or any successor regulation describing “qualified performance-based compensation.” In the sole discretion of the Committee, but subject to compliance with Section 162(m) of the Code, the Committee may amend or adjust the Performance Goals or other terms and conditions of an outstanding Award in recognition of unusual, nonrecurring, or one-time events affecting the Company, its financial statements, or changes in law or accounting principles.

“Performance Option” means an Incentive Stock Option or Nonqualified Stock Option, the exercisability of all or a portion of which, is contingent upon the attainment of specified Performance Goals within a specified Performance Period.

“Performance Period” means any period of not less than twelve (12) months designated by the Committee during which (i) the Performance Goals applicable to an Award shall be measured, and (ii) the conditions to vesting applicable to an Award shall remain in effect.

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“Performance Unit Award” means a Performance Unit Award granted pursuant to Article VI denominated in a specified dollar amount and representing the right to receive payment (in Shares, cash or such combination of Shares and cash as the Committee, in its discretion, shall determine at any time prior to payment) of the specified dollar amount or a percentage (which may be more than one hundred percent (100%)) of the specified dollar amount depending upon the level of the applicable Performance Goal achieved; provided, however, that the Committee may at the time a Performance Unit Award is granted specify a maximum amount payable in respect of such Award.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a joint-stock company, a trust, an estate, an unincorporated organization or any other business organization or institution.

“Plan” means the Stonegate Bank 2017 Omnibus Equity and Incentive Plan, as it may be amended from time to time.

“Prior Plan” means the Stonegate Bank 2014 Statutory and Nonstatutory Stock Option Plan.

“Restricted Stock” means Shares which are subject to a Restriction Period and which may, in addition thereto, be subject to the attainment of specified Performance Goals within a specified Performance Period.

“Restricted Stock Award” means an Award of Restricted Stock under this Plan.

“Restricted Stock Unit” means a right to receive one (1) Share or, in lieu thereof, the Fair Market Value of such Share in cash, which shall be contingent upon the expiration of a specified Restriction Period and which may, in addition thereto, be contingent upon the attainment of specified Performance Goals within a specified Performance Period.

“Restricted Stock Unit Award” means an Award of Restricted Stock Units under this Plan.

“Restriction Period” means any period during which (a) the Common Stock subject to a Restricted Stock Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan or the Award Agreement relating to such Award, or (b) the conditions to vesting applicable to a Restricted Stock Unit Award shall remain in effect.

“Retirement” means: (a) termination of service with the Employer in all capacities at or after attaining age sixty-five (65), or (b) Early Retirement. No termination of service shall be deemed a “Retirement” unless the terminating individual enters into a retirement agreement with the Employer, in form and substance satisfactory to the Committee, pursuant to which he or she agrees to provide limited transition services to the Employer on a consulting basis and/or abide by non-competition, confidentiality, non-derogation and non-disturbance covenants prescribed by the Committee for a fixed period specified by the Committee not to exceed two (2) years.

“SAR” and “Stock Appreciation Right” means an Award granted pursuant to Section 4.2 of the Plan under which a Participant has the right to receive the difference between the Fair Market Value of a Share on the date of grant and the Fair Market Value of a Share on the date of exercise, which may be a Free-Standing SAR or a Tandem SAR.

“Section 409A” means Section 409A of the Code and the regulatory and other guidance issued thereunder by the United States Department of Treasury and/or Internal Revenue Service.

“Shares” means shares of Common Stock.

“Stock Award” means a Restricted Stock Award, Restricted Stock Unit Award, Deferred Stock Award, or Other Stock-Based Award.

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“Subsidiary” means any corporation, limited liability company, partnership, joint venture, or other entity in which the Company owns, directly or indirectly, an equity interest possessing fifty percent (50%) or more of the combined voting power of the total outstanding equity interests of such entity, including any entity that becomes a Subsidiary after the Effective Date.

“Substitute Award” means an Award granted under this Plan upon the assumption of, or in substitution for, or exchange outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction with the Company or a Subsidiary, including a merger, combination, consolidation, or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an Award made in connection with the cancellation and repricing of an Option or SAR.

“Tandem SAR” means an SAR which is granted in tandem with, or by reference to, an Option (including a Nonqualified Stock Option granted prior to the date of grant of the SAR), which entitles the holder thereof to receive, upon exercise of such SAR and surrender or cancellation of all or a portion of such Option, cash or Shares (which may be Restricted Stock) with an aggregate value equal to the excess of the Fair Market Value of one (1) Share on the date of exercise over the base price of such SAR, multiplied by the number of Shares subject to such Option, or portion thereof, which is surrendered.

“Tax Date” has the meaning set forth in Section 8.6.

“Ten Percent Shareholder” means an Eligible Employee who owns, or is deemed to own pursuant to Code Section 424, stock having more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Affiliates.

* * *

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